SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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IPASS INC.
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3800 Bridge Parkway, Redwood Shores, California 94065
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 13, 2017
TO THE STOCKHOLDERS:
You are cordially invited to attend the 2017 Annual Meeting of Stockholders of iPass Inc., a Delaware corporation. The meeting will be held on Tuesday, June 13, 2017, at 9:00 a.m. local time at iPass’ offices located at 3800 Bridge Parkway, Redwood Shores, CA 94065, for the following purposes:

1.	To elect the six nominees for director named herein to hold office until the 2018 annual meeting of Stockholders.

2.
To ratify the selection by the Audit Committee of the Board of Directors of Grant Thornton LLP as the independent registered public accounting firm of iPass for our fiscal year ending December 31, 2017.

3.	To consider an advisory vote on compensation of our “named executive officers,” as described in this proxy statement.

4.	To consider an advisory vote on the frequency of advisory votes on executive compensation.

5.	To conduct any other business properly brought before the meeting.
These items of business are more fully described in the proxy statement accompanying this Notice.
We hope you will be able to attend the Annual Meeting, but if you cannot do so, it is important that your shares be represented. We urge you to read the proxy statement carefully, and to vote for the proposals by telephone or Internet or, if you have elected to receive paper copies of our proxy materials, by signing, dating, and returning the enclosed proxy card in the postage-paid envelope provided, whether or not you plan to attend the Annual Meeting. Instructions are provided on the proxy card. Any proxy may be revoked at any time prior to its exercise at the Annual Meeting as described in the proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on Tuesday, June 13, 2017, at 9:00 a.m. local time at 3800 Bridge Parkway, Redwood Shores, CA 94065.
The proxy statement and annual report to stockholders are available at www.envisionreports.com/IPAS.

By Order of the Board of Directors
/s/ Gary A. Griffiths
Gary A. Griffiths
President and Chief Executive Officer
Redwood Shores, California
April 28, 2017

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the proxy card mailed to you, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible to ensure your representation at the meeting.  Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy card issued in your name from that record holder.

3800 Bridge Parkway, Redwood Shores, California 94065
PROXY STATEMENT FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS
June 13, 2017
QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet?
Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors (the “Board”) of iPass Inc. (“iPass”) is soliciting your proxy to vote at the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on June 13, 2017, including at any adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.
We intend to mail the Notice on or about May 4, 2017, to all stockholders of record entitled to vote at the Annual Meeting.
Will I receive any other proxy materials by mail?
We may send you a proxy card, along with a second Notice, on or after May 14, 2017.
How do I attend the Annual Meeting?
The Annual Meeting will be held on Tuesday, June 13, 2017, at 9:00 a.m. local time at 3800 Bridge Parkway, Redwood Shores, CA 94065. Information on how to vote in person at the Annual Meeting is discussed below, and directions to the Annual Meeting are on the last page of this proxy statement.
Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on April 24, 2017, will be entitled to vote at the Annual Meeting. On this record date, there were 65,784,605 shares of common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If on April 24, 2017, your shares were registered directly in your name with iPass’ transfer agent, Computershare Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return a proxy card, if you have requested and received one, or vote by proxy over the telephone or on the Internet as instructed in the Notice or below to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on April 24, 2017, your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.
What am I voting on?
There are four matters scheduled for a vote:

•	Election of the six nominees for director named herein to hold office until the 2018 annual meeting of stockholders (Proposal 1);

•	Ratification of Grant Thornton LLP as the independent registered public accounting firm of iPass for our fiscal year ending December 31, 2017 (Proposal 2);

•	An advisory vote on compensation of our “named executive officers,” as described in this proxy statement (Proposal 3); and

•	An advisory vote on the frequency of advisory votes on executive compensation, as described in this proxy statement (Proposal 4).
In addition, you are entitled to vote on any other matters that are properly brought before the Annual Meeting.
What if another matter is properly brought before the Annual Meeting?
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How do I vote?
It will depend on each proposal.

•	For Proposal 1: You may either vote “For” all the nominees to the Board of Directors, “Withhold” your vote for all nominees, or you may “Withhold” your vote for any nominee you specify.

•	For Proposal 2: You may vote “For” or “Against” or abstain from voting.

•	For Proposal 3: You may vote “For” or “Against” or abstain from voting.

•	For Proposal 4: You may vote for “One Year,” “Two Years” or “Three Years” or abstain from voting.
The procedures for voting are fairly simple:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy using a proxy card, if you have requested and received one, vote by proxy over the telephone, or vote by proxy on the Internet. All stockholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting.
Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•
To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered to you and return it promptly. If you return your signed proxy card to us before the Annual Meeting, your shares will be voted as you direct.

•
To vote over the telephone, dial toll-free 1-800-652-8683 using a touch-tone phone and follow the recorded instructions. You will be asked to provide information from the Notice. Your vote must be received by 8:59 p.m., Pacific Daylight Time (11:59 p.m., Eastern Daylight Time) on June 12, 2017, to be counted.

•
To vote on the Internet, go to www.investorvote.com/IPAS to complete an electronic proxy card. You will be asked to provide information from the Notice. Your vote must be received by 8:59 p.m., Pacific Daylight Time (11:59 p.m., Eastern Daylight Time) on June 12, 2017, to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from iPass. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.
We provide telephone and Internet proxy voting to allow you to vote your shares by telephone or on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your telephone or Internet access, such as telephone charges and usage charges from Internet access providers and telephone companies.

How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of April 24, 2017.
What happens if I do not vote?
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record and do not vote by completing your proxy card, by telephone, over the internet or in person at the Annual Meeting, your shares will not be voted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If you are a beneficial owner and do not instruct your broker, bank or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange (“NYSE”) deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management supported. Accordingly, your broker or nominee may not vote your shares on Proposal 1 (Election of Directors), Proposal 3 (Advisory Vote on Executive Compensation) or Proposal 4 (Advisory Vote on the Frequency of Advisory Votes on Executive Compensation) without your instructions, but may vote your shares on Proposal 2 (Ratification of Independent Auditors).
What if I return the proxy card but do not make specific choices?
Stockholders of Record: Shares Registered in Your Name
If you are a stockholder of record and you do not specify your vote on each proposal individually when voting on the Internet or over the telephone, or if you sign and return a proxy card without giving specific voting instructions, then your shares will be voted: “FOR ALL” six of the Board’s nominees named herein to the iPass Board of Directors (Proposal 1); “FOR” the ratification of selection by the Audit Committee of the iPass Board of Grant Thornton LLP, as independent registered public accounting firm of iPass for its fiscal year ending December 31, 2017 (Proposal 2); “FOR” the advisory approval of the compensation of the iPass named executive officers, as disclosed in this proxy statement (Proposal 3); and for “ONE YEAR” for the advisory vote on the frequency of advisory votes on executive compensation, as disclosed in this proxy statement (Proposal 4). If any other matter is properly presented at the Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his best judgment.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank or other nominee, and you do not provide the broker or other nominee that holds your shares with voting instructions, your broker or other nominee may not vote your shares on Proposals 1, 3 and 4 at the Annual Meeting. See “What are ‘broker non-votes’?” below. We encourage you to provide voting instructions to the organization that holds your shares to ensure that your vote is counted on all four proposals.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies.
We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each Notice to ensure that all of your shares are voted. Only your latest dated proxy for each account will be voted.
Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. You may revoke your proxy in any one of four ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

•	You may send a written notice that you are revoking your proxy to our Corporate Secretary at 3800 Bridge Parkway, Redwood Shores, CA 94065.

•	If you are a stockholder of record, you may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.
Your most current proxy card or telephone or internet proxy is the one that is counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.
What are “broker non-votes”?
Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange, or NYSE, only Proposal 2 (Ratification of Independent Auditors) is considered a “routine” matter. Accordingly, if you do not submit any voting instructions to your broker or other nominee, your shares will not be counted in determining the outcome of Proposal 1, Proposal 3 and Proposal 4 at the Annual Meeting, but your shares will be counted for purposes of determining whether a quorum exists, and your broker may vote your shares with respect to Proposal 2. We strongly encourage you to submit your proxy and exercise your right to vote as a stockholder.

How are votes counted?
Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count:

•	“For” and “Withhold” votes with respect to Proposal 1; and

•	“For” and “Against” votes and abstentions and, if applicable, broker non-votes, with respect to Proposal 2 and Proposal 3.

•	“One Year,” “Two Years” and “Three Years” and abstentions and, if applicable, broker non-votes, with respect to Proposal 4.
Abstentions will be counted towards the vote total for each of Proposal 2, Proposal 3 and Proposal 4, and will have the same effect as “Against” votes for each of Proposal 2 and Proposal 3, and as against any frequency for Proposal 4. Broker non-votes have no effect and will not be counted towards the vote total for Proposals 1, 3 and 4.
If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares.
How many votes are needed to approve each proposal?
In May 2008, our stockholders amended our Bylaws and adopted a majority vote standard for non-contested director elections. Therefore, for Proposal 1, the election of the six nominees for director, each nominee must receive more “For” votes than “Withhold” votes among votes properly cast in person or represented by proxy to be elected. Abstentions and broker non-votes will have no effect. The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes

1	Election of Directors	A director will be elected only if the director receives more “For” votes than “Withheld” votes	See column to the left	None

2	Ratification of the selection of Grant Thornton LLP as the iPass independent registered public accounting firm for its fiscal year ending December 31, 2017	“For” votes from the holders of a majority of shares present and entitled to vote either in person or represented by proxy	Against	None

3	Advisory approval of the compensation of the iPass named executive officers	“For” votes from the holders of a majority of shares present and entitled to vote either in person or represented by proxy	Against	None

4	Advisory vote on the frequency of advisory votes on executive compensation	The frequency that receives votes from the holders of a majority of shares present and entitled to vote either in person or represented by proxy will be the frequency approved	Against any frequency	None
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if a majority of the outstanding shares are represented by stockholders present at the Annual Meeting or by proxy. On the record date, there were 65,784,605 shares registered, outstanding and entitled to vote. Thus 32,892,303 shares must be represented by stockholders present at the Annual Meeting or represented by proxy to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the meeting or the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K to be filed within four business days after the Annual Meeting (or, if the final voting results are not available by that time, we will announce the preliminary voting results in the Current Report on Form 8-K, and the final voting results by an amendment to the Current Report on Form 8-K when the final voting results are available).
When are stockholder proposals due for next year’s annual meeting?
To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by January 4, 2018, to our Corporate Secretary at 3800 Bridge Parkway, Redwood Shores, CA 94065; however, if our 2018 annual meeting of stockholders is held before May 14, 2018, or after July 13, 2018, your proposal must be received a reasonable time before we print and mail our proxy materials. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director pursuant to our bylaws, you must provide specified information to us between February 13, 2018, and March 15, 2018; however, if our 2018 annual meeting of stockholders is held before May 14, 2018, or after July 13, 2018, your proposal must be received between 90 and 120 days before the meeting, or not more than 10 days after we announce the date of the meeting. If you wish to submit a stockholder proposal or nomination, please review our Bylaws, which contain a description of the information required to be submitted as well as additional requirements about advance notice of stockholder proposals and director nominations.
What proxy materials are available on the internet?
The proxy statement and annual report to shareholders are available at www.envisionreports.com/IPAS

PROPOSAL 1
ELECTION OF DIRECTORS
This Proposal 1 is to elect the six nominees for director named herein. All directors elected are elected for one year terms. Vacancies on the Board of Directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board of Directors to fill a vacancy shall be elected to serve until the next annual meeting and until his successor is elected and qualified, or, if sooner, until the director’s death, resignation or removal. This includes vacancies created by an increase in the number of directors.
There are currently six directors whose terms of office expire at the 2017 Annual Meeting. Current directors are the six nominees for election for a one-year term. The six nominees are Gary A. Griffiths, Michael M. Chang, David E. Panos, Damien J. Park, Michael J. Tedesco and Justin R. Spencer. Each of these six nominees has consented to being named in this proxy statement and to serve as a director of iPass if elected, and the iPass Board has no reason to believe that any such nominee will be unable to serve. Each of the six nominees was previously elected by our stockholders.
In May 2008, our stockholders amended our Bylaws and adopted a majority vote standard for non-contested director elections. Therefore, a nominee must receive more “For” votes than “Withhold” votes among votes properly cast in person or represented by proxy to be elected. Abstentions and broker non-votes will have no effect. Cumulative voting is not permitted.
In the event that any nominee named below should become unavailable for election as a result of an unexpected occurrence, the proxies will be voted for the election of a substitute nominee or nominees proposed by the Corporate Governance and Nominating Committee of the iPass Board. If any such substitute nominee(s) are designated, we will file an amended Proxy Statement and proxy card that, as applicable, identifies the substitute nominee(s), discloses that such nominee(s) have consented to being named in the revised Proxy Statement and to serve if elected, and includes biographical and other information about such nominee(s) as required by the rules of the Securities and Exchange Commission.
Each of the six nominees, if elected, will serve until the 2018 Annual Meeting of stockholders and until his or her successor is elected and has qualified, or until the director’s death, resignation or removal. It is our policy to encourage directors to attend the annual meeting, and for those purposes to permit attendance by telephone. All of our directors attended the 2016 annual meeting of stockholders.
Nominees for Director
The following is a brief biography of each of our nominees for director and a discussion of the specific experience, qualifications, attributes or skills of each nominee that led the Corporate Governance and Nominating Committee to recommend that person as a nominee for director, as of the date of this proxy statement.

Name	Age[1]	Principal Occupation/ Position Held With iPass

Michael J. Tedesco	50	Managing Member of Wellspring Growth Partners LLC / Chairman of the Board

Michael M. Chang	43	Chief Executive Officer of YesVideo / Director

Gary A. Griffiths	67	President and Chief Executive Officer of iPass and Director

David E. Panos	54	Chairman of the Board of Directors at Rightside Group / Director

Damien J. Park	45	Managing Partner of Hedge Fund Solutions LLC / Director

Justin R. Spencer	45	Executive Vice President and Chief Financial Officer of Vocera / Director

1 As of April 28, 2017
Michael J. Tedesco, has served as a member of our Board of Directors since October 2014, and as our Chairman of the Board since June 2016.
Background. Since October 2014, Mr. Tedesco has been the Managing Member of Wellspring Growth Partners LLC, a firm he founded that invests in and consults early stage growth companies in cybersecurity, enterprise technology, mobile cloud services and consumer internet. He also serves as Executive Chairman of Momentum Partners LLC, a FINRA/SIPC member firm that provides capital markets, corporate development and strategic advisory services and has held that position since March 2015. From January 2011 until July 2014, Mr. Tedesco served as Head of US M&A and Global Technology M&A at Jefferies, a leading independent investment bank. Prior to Jefferies, from 1994 through 2010, Mr. Tedesco served in roles including head of Global

Technology M&A and Co-Head of Americas Technology Banking at Citigroup and its predecessor Salomon Brothers. Mr. Tedesco earned a B.S. from Montana State University and a Masters of Business Administration degree from Harvard Business School, where he was a Baker Scholar and the John Loeb Finance Fellow.
Qualifications. Mr. Tedesco’s qualifications to serve on our Board of Directors include, among other skills and qualifications, his current activities as founder and Managing Member of Wellspring Growth Partners LLC and Executive Chairman of Momentum Partners. Through these firms and his prior experience in the financial services industry, Mr. Tedesco has advised boards and executives of technology companies on matters of strategic importance. This includes serving as a financial advisor on many transformative and complex corporate M&A transactions for leading public technology companies over the past 20 years.
Directorships. Mr. Tedesco does not currently serve on the board of directors of any public company other than iPass Inc.
Michael M. Chang, has served as a member of our Board of Directors since February 2015.
Background. Mr. Chang has served as CEO of YesVideo, the leading cloud platform for preserving and sharing family memories, since 2012. Mr. Chang is responsible for defining the company's market vision and leading his team to continued success by creating innovative products and services for the millions of consumers that YesVideo serves. Named one of America's Most Promising Companies by Forbes in 2014, YesVideo is the leader in photo and video digitization, and handles all orders for Costco, Walmart, Sam's Club, Target, and CVS. Under Mr. Chang's leadership, the company has created a new business unit, Legacy Republic, the first mission-driven marketplace for memories. In 2004, Mr. Chang founded Greystripe, which became the leading mobile advertising platform that provides smarter mobile solutions through full-screen ad formats, world-class data and proprietary cross-device targeting capabilities. At Greystripe, Mr. Chang developed relationships with hundreds of brands, including Wrigley, Unilever, Burger King, Yahoo!, and Buick, as well as advertising agencies such as AKQA, Starcom MediaVest, DraftFCB, Razorfish and McCann. In 2011, Mr. Chang negotiated a deal with Valueclick that led to a $70 million acquisition of Greystripe. Prior to Greystripe, Mr. Chang served as an Associate at Incubic Venture Capital, where he was responsible for investments in Internet and software companies. Mr. Chang holds a BS in EE from Carnegie Mellon University and an MBA from Duke University's Fuqua School of Business.
Qualifications. Mr. Chang has over fifteen years of experience as a founder and executive officer in the mobile advertising and consumer cloud industries, leading product strategy and design.
Directorships. Mr. Chang does not currently serve on the board of directors of any public company other than iPass Inc.
Gary A. Griffiths, has served as a member of our Board of Directors since June 2009, and as our President and Chief Executive Officer since March 2015.
Background. Mr. Griffiths is co-founder of Trapit, Inc., a company focused on Internet information discovery, which was founded in 2009, and served as its Chief Executive Officer from February 2010 to February 2015. Mr. Griffiths joined WebEx Communications, Inc., a telecommunications firm specializing in the provision of web-based conferencing solutions, in December 2005 as Vice President of Products, and became President, Products and Operations. Upon the acquisition in May 2007 by Cisco Systems, Inc. of WebEx, Mr. Griffiths became a Vice President at Cisco, where he remained until April 2008. From June 1999 to December 2005, Mr. Griffiths was Chairman, President and Chief Executive Officer at Everdream Corporation, a technology services company. Mr. Griffiths was also the Chief Executive Officer at SegaSoft, Inc. from January 1996 until its acquisition by Sega, Inc. in March of 1999. Mr. Griffiths earned a B.S. from the United States Naval Academy and a MS in Business Administration from the George Washington University.
Qualifications. Mr. Griffiths has held leadership positions at several large and prominent telecommunications companies, and was a vice president in charge of both products and operations at these companies. The Board of Directors believes that his senior management experience across both the technical and operational sides of these businesses allows Mr. Griffiths to provide valuable advice and guidance to iPass’ management team and Board of Directors in terms of both product sales and marketing and corporate operations. In addition, Mr. Griffiths has extensive experience with overseeing financial and accounting matters and strategic initiatives at small technology companies.
Directorships. Mr. Griffiths previously served on the board of directors of Silicon Graphics International Corp., a publicly traded server, storage systems and data center infrastructure company.
David E. Panos, has served as a member of our Board of Directors since April 2015.
Background. Since August 2014, Mr. Panos has served as a consultant to and Chairman of the Board of Directors of Rightside Group, a publicly traded domain name services company. From January 2014 until August 2014, Mr. Panos served as a consultant to Demand Media, and between 2008 and December 2013, Mr. Panos served in several senior roles with Demand Media, including Executive Vice President, Emerging Markets, Chief Strategy Officer and Chief Marketing Officer. An entrepreneur with 25 years of internet, software and SaaS company experience, Mr. Panos co-founded and served as Chief Executive

Officer of Pluck Corporation, a social media platform provider, from 2003 until it’s acquisition in 2008 by Demand Media. Before starting Pluck Corporation, Mr. Panos was a Venture Partner at Austin Ventures from 2001 to 2003. Mr. Panos earned a B.A. from Furman University and his MBA from Harvard Business School.
Qualifications. Mr. Panos’ qualifications to serve on our Board of Directors include, among other skills and qualifications, his having spent most of the past 25 years in executive and board-level leadership roles in high growth internet, software and Software-as-a-Service corporations. The Board of Directors believes that his business experience as a successful private company Chief Executive Officer and as a named executive officer of a public company and board chairman of another public company enables him to provide significant strategic and corporate governance leadership to our management team and Board of Directors.
Directorships. Mr. Panos currently serves as Chairman and Board Director for Rightside Group, a publicly traded domain name services company.
Damien J. Park, has served as a member of our Board of Directors since May 2015 and served as our Chairman of the Board from June 2015 until June 2016.
Background. Mr. Park has served as the Managing Partner of Hedge Fund Solutions LLC, a management consulting firm focused on helping public-company clients make lasting improvements to performance through strategic, operational and best-in-class corporate governance initiatives, since its formation in 2004. Mr. Park has also served as the President and CEO of Hibernian Partners, Inc., a strategy management consulting firm, since 1998. From 2000 to 2001 Mr. Park was a Director of Business Development with XUMA, Inc., an early pioneer as a web-hosted application service provider for large scale e-commerce companies. From 2001 to 2003 Mr. Park was Director of Corporate Development and Planning at Del Global Technologies Corp., a publicly-traded international manufacturer of medical devices, power systems, and electrical components for commercial and military use. Mr. Park served as a director of Deer Valley Corporation, a manufacturer of factory built homes, from September 2014 until August 2016. Mr. Park is often quoted in leading media outlets, and frequently speaks at top business schools and professional conferences contributing his perspective on issues regarding corporate governance reform, effective stakeholder communications and shareholder value improvement initiatives. He also is a founding board member of Nightlight Foundation, LLC, a 501(c)(3) non-profit organization designed to support individuals with autism through affordable, supervised residential living. Mr. Park earned a B.S. from Delaware Valley College and his MBA from Trinity College in Dublin, Ireland.
Qualifications. Mr. Park’s qualifications to serve on our Board of Directors include, among other skills over twenty years of public and private company experience managing business improvements and advising senior management across multiple industries on critical issues relating to value-oriented growth, performance improvement, and business sales. Mr. Park was initially appointed to the Board as part of a settlement agreement with the Stockholder Group, in 2015.
Directorships. Mr. Park does not currently serve on the board of directors of any public company other than iPass Inc.
Justin R. Spencer, has served as member of our Board of Directors since June 2016.
Background. Mr. Spencer has been Executive Vice President and Chief Financial Officer of Vocera Communications, Inc. since August 2014 and has a proven track record of excelling in technology companies with both hardware and software products, and building trusted partnerships with board of directors, sell-side analysts, and investors. Prior to joining Vocera, from September 2008 to November 2013, he served as Chief Financial Officer and Executive Vice President of Finance and Administration for five years at Symmetricom Inc., where he led finance, investor relations, legal and information technology activities with teams located in the United States, Europe and Asia Pacific. From November 2002 to June 2008, Mr. Spencer worked at Covad Communications Group Inc. overseeing finance, accounting, human resources and corporate development. While at Covad, he served as Executive Vice President and Chief Financial Officer as well as Vice President of Finance, Corporate Development and Investor Relations. He also served as the senior product manager. Before his tenure at Covad, Mr. Spencer worked in strategy and product management roles with Hewlett Packard from September 2000 to November 2002. Mr. Spencer earned a bachelor's degree in accounting from The University of Utah and a master's degree from The Wharton School of Business.
Qualifications. Mr. Spencer’s qualifications to serve on our Board of Directors include, among other skills and qualifications, his current activities as Executive Vice President and Chief Financial Officer of Vocera and formerly Chief Financial Officer at Symmetricom Inc., and Covad Communications Group, Inc. The Board believes Mr. Spencer's deep background in finance, accounting, audit, and capital raising enables him to provide valuable guidance to iPass management and the Board of Directors.
Directorships. Mr. Spencer does not currently serve on the board of directors of any public company.
There are no family relationships among any of our executive officers and directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE

Independence of the Board of Directors
As required under the Nasdaq Listing Rules, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The Board of Directors consults with our legal counsel to ensure that the Board of Directors’ determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in the Nasdaq Listing Rules, as in effect from time to time.
Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his family members, and iPass, our senior management and our independent registered public accounting firm, the Board of Directors affirmatively has determined that all of our directors are independent directors within the meaning of the applicable Nasdaq Listing Rules, except for Mr. Griffiths, who was independent until he became an employee of iPass in February 2015 and our President and Chief Executive Officer in March 2015.
Diversity of the Board of Directors
In considering diversity, the Board of Directors and Corporate Governance and Nominating Committee views “diversity” as diversity of experience and expertise. The Board of Directors and Corporate Governance and Nominating Committee believe that having a Board of Directors diverse in experience and expertise enables the Board of Directors, as a group, to guide the company and management and to fulfill its role of oversight and stewardship. However, neither the Board of Directors nor the Corporate Governance and Nominating Committee has developed a policy with respect to diversity in identifying nominees for director, other than the consideration of diversity when assessing nominees as set forth in our corporate governance guidelines.
The Board of Directors’ Leadership Structure
The Board of Directors has determined that having an independent director serve as Chairman of the Board is in the best interest of stockholders at this time. This structure has been particularly useful given the strategic initiatives undertaken by iPass to turnaround our business. The structure ensures a greater role for the independent directors in the oversight of iPass and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board of Directors. The Board of Directors believes this leadership structure also is preferred by a significant number of our stockholders.
The Board of Directors’ Role in Risk Management
The Board of Directors has an active role, as a whole and also at the committee level, in overseeing management of iPass’ risks. The Board of Directors regularly reviews information regarding the risks associated with our strategy, business, operations, regulatory and financial position. The Compensation Committee of the Board of Directors is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The Audit Committee oversees management of financial risks. The Corporate Governance and Nominating Committee manage risks associated with the independence of the Board of Directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks.
Information Regarding the Board of Directors and its Committees
Our Board of Directors has an Audit Committee, a Compensation Committee, and a Corporate Governance and Nominating Committee. Prior to our 2016 annual meeting in June 2016, Richard A. Karp served on our Compensation Committee and Brent S. Morrison served on our Audit Committee, but each determined not to stand for reelection at our 2016 annual meeting of stockholders. On June 16, 2016 Mr. Spencer was appointed as Audit Committee Chair and as a member of the Compensation Committee to replace Messrs. Morrison and Karp on these respective committees.
.

The following table provides membership information for 2016 for each of the committees:

Name	Audit	Compensation	Corporate Governance and Nominating
Michael J. Tedesco	X
Michael M. Chang		X (1)	X
David E. Panos	X		X (1)
Damien J. Park		X	X
Justin R. Spencer (2)	X (1)	X
Richard A. Karp (3)		X
Brent S. Morrison (4)	X

(1)	Committee Chairperson

(2)	On June 16, 2016 Mr. Spencer was appointed as the Audit Committee Chair to replace Mr. Tedesco, and a member of Compensation Committee.

(3)	Mr. Karp served on our Compensation Committee until the June 16, 2016 annual meeting of stockholders.

(4)	Mr. Morrison served on our Audit Committee until the June 16, 2016 annual meeting of stockholders.
Below is a description of each committee of the Board of Directors. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to iPass.
Audit Committee
The Audit Committee of the Board of Directors oversees our corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent registered public accounting firm; determines and approves the engagement of the independent registered public accounting firm; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; reviews, and approves the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on our audit engagement team as required by law; confers with management and the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by iPass regarding internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets with management and the independent registered public accounting firm to review our annual audited financial statements, quarterly financial statements, quarterly earnings releases and disclosures in our Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K. The Audit Committee met ten times during 2016. Our Audit Committee Charter is available on our website at investor.ipass.com.
The Board of Directors has reviewed the Nasdaq Listing Rules definition of “independence” for Audit Committee members and has determined that all members of our Audit Committee, both in 2016 and currently, are independent (as independence is currently defined in Rule 5605(c)(2) of the Nasdaq Listing Rules). The Board of Directors has determined that each of Mr. Spencer and Mr. Tedesco qualifies as an “audit committee financial expert,” as defined in applicable Securities and Exchange Commission (SEC) rules. The Board of Directors made a qualitative assessment of Mr. Spencer’ level of knowledge and experience based on a number of factors, including his formal education and experience as Chief Financial Officer of three different publicly traded companies. The Board of Directors made a qualitative assessment of Mr. Tedesco’ level of knowledge and experience based on a number of factors, including his formal education and experience as an investment banker and advisor to boards and CEOs on high profile, complex corporate transactions.
Compensation Committee
The Compensation Committee of the Board of Directors reviews and approves the overall compensation strategy and policies for iPass. The Compensation Committee: reviews and approves corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management; reviews and approves the compensation and other terms of employment of our Chief Executive Officer; reviews and approves the compensation and other terms of employment of the other officers; and administers our stock option and purchase plans, and other similar plans and programs. All members of our Compensation Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq Listing Rules). The Compensation Committee met four times during 2016, and acted via unanimous written consent three times. Our Compensation Committee Charter is available on our website at investor.ipass.com.
The processes used by the Compensation Committee for the consideration and determination of executive officer compensation consist of the following:

•	meeting regularly to review and evaluate compensation matters;

•	evaluating the Chief Executive Officer’s recommendation regarding the amount and form of compensation for other executive officers;

•	analyzing third party survey data in connection with establishing the amount and form of the Chief Executive Officer’s compensation; and

•	analyzing third party survey data in connection with evaluation of compensation matters.
The Compensation Committee may, under its charter, form and delegate all or some of its authority to one or more subcommittees of the Compensation Committee. No subcommittees are currently formed. The Compensation Committee has full access to all of our books, records, facilities and personnel as deemed necessary or appropriate by any member of the Compensation Committee to discharge his or her responsibilities under its charter. The Compensation Committee has the authority to obtain, at our expense, advice and assistance from internal or external legal, accounting or other advisors and consultants. In addition, the Compensation Committee has sole authority to retain and terminate any compensation consultant to assist in the evaluation of chief executive officer or senior executive compensation. The Compensation Committee has the authority to incur other reasonable expenditures for external resources that the Compensation Committee deems necessary or appropriate in the performance of its duties.
The Committee engaged Board Advisory LLC in February 2015 to conduct an independent senior management compensation assessment. The Compensation Committee reviews on at least an annual basis the six factors required by NASDAQ to be reviewed by the Compensation Committee regarding the compensation consultant prior to receiving advice from the compensation consultant.
The specific determinations of the Compensation Committee with respect to executive compensation, for fiscal 2016, as well as additional information regarding the role of our compensation consultant, are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.
Corporate Governance and Nominating Committee
The Corporate Governance and Nominating Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as directors of iPass, reviewing and evaluating incumbent directors, recommending to the Board of Directors for selection candidates for election to the Board of Directors, making recommendations to the Board of Directors regarding the membership of the committees of the Board of Directors and assessing the performance of the Board of Directors. All members of the Corporate Governance and Nominating Committee are independent (as independence is currently defined in Rule 5605(a) (2) of the Nasdaq Listing Rules). The Corporate Governance and Nominating Committee met 10 times during 2016. Our Corporate Governance and Nominating Committee Charter is available on our website at investor.ipass.com.
The Corporate Governance and Nominating Committee has established specific, minimum attributes that would be desirable for a candidate to have to serve on our Board of Directors. The Corporate Governance and Nominating Committee will consider all of the relevant qualifications of candidates for the Board of Directors, including the following minimum qualifications: possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of iPass, having demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. The Corporate Governance and Nominating Committee will also consider the current needs of the Board of Directors and iPass, including whether the candidates for the Board of Directors will be independent for Nasdaq purposes. In the case of incumbent directors whose terms of office are set to expire, the Corporate Governance and Nominating Committee will also review such directors’ overall service to iPass during their term, and any relationships and transactions that might impair such directors’ independence. The Corporate Governance and Nominating Committee will conduct any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors. To date, the Corporate Governance and Nominating Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates.
The Corporate Governance and Nominating Committee will consider director candidates recommended by stockholders. The Corporate Governance and Nominating Committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate was recommended by a stockholder or not. Stockholders who wish to recommend individuals for consideration by the Corporate Governance and Nominating Committee to become nominees for election to the Board of Directors may do so by delivering a written recommendation to the Corporate Governance and Nominating Committee at the following address: 3800 Bridge Parkway, Redwood Shores, CA 94065. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of our common stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.
Meetings of the Board of Directors
The Board of Directors met eight times during 2016. Consistent with the requirements of The NASDAQ Stock Market, the independent directors meet without the Chief Executive Officer present at least twice per year. Each director attended at least 75% of the aggregate of the meetings of the Board of Directors and of the committees on which he served, held during the period for which he was a director or committee member, respectively.
Stockholder Communications with the Board of Directors
Our Board of Directors has adopted a formal process by which stockholders may communicate with the Board of Directors or any of our directors. Stockholders who wish to communicate with the Board of Directors may do so by sending written communications addressed to the Secretary of iPass at 3800 Bridge Parkway, Redwood Shores, California 94065. All communications should include the number of shares of iPass common stock held and will be forwarded by the Secretary of iPass to the Board of Directors or the individual directors, as designated. All communications directed to the Audit Committee in accordance with our policy regarding accounting matters complaint procedures that relate to questionable accounting or auditing matters involving iPass will be promptly and directly forwarded to the Audit Committee.
Code of Conduct and Ethics
We have adopted a code of conduct and ethics that applies to all members of our Board of Directors and employees, including the principal executive officer and principal financial/accounting officer. This code of conduct and ethics is posted on our website at www.ipass.com, and our code of conduct and ethics may be found as follows:

1.	From our main web page, click on “Investors.”

2.	Look to the right side of the page on the Investor’s site.

3.	Then, click on “Corporate Governance.”

4.	Finally, under “Governance Documents”, click on “Code of Conduct.”
We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding amendments to, or waivers from, a provision of this code of conduct and ethics by posting such information on our website, at the address and location noted above.
Prohibition of Hedging Transactions
We have adopted a stock trading policy that prohibits our directors, officers and employees from engaging in short sales, transactions in put or call options, hedging transactions or other inherently speculative transactions with respect to our stock.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS(1)
The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2016, with management of iPass. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in iPass’ Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

AUDIT COMMITTEE:

Justin R. Spencer, Chairman                                                David E. Panos
Michael J. Tedesco

¹
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of iPass under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL 2
RATIFICATION OF INDEPENDENT AUDITORS
The Audit Committee of the Board of Directors has selected Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017, and has further directed that management submit the selection of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Grant Thornton LLP was appointed by our Audit Committee in May 2015 to be our independent registered public accounting firm. Until its dismissal in May 2015, KPMG LLP audited our financial statements since May 2002. Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of Grant Thornton LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of iPass and our stockholders.
The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Grant Thornton LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes.
PRINCIPAL ACCOUNTANT FEES AND SERVICES
The following table represents aggregate fees billed to iPass for fiscal years ended December 31, 2016, and December 31, 2015, by Grant Thornton LLP and KPMG LLP, our independent registered public accounting firm:

Fee Category	2016 Fees		2015 Fees
	Grant Thornton	KPMG	Grant Thornton	KPMG

Audit Fees	$918,629	$—	$911,986	$101,500
Audit-Related Fees	—	10,000	—	10,000
Tax Fees	—	—	—	—
All Other Fees	—	—	—	—
Total Fees	$918,629	$10,000	$911,986	$111,500
Audit Fees. Consists of fees for professional services rendered for the audit of iPass’ consolidated financial statements and internal controls over financial reporting, review of the interim consolidated financial statements included in quarterly reports, review of the tax provision in iPass’ financial statements, comfort letters and consents and services that are normally provided by Grant Thornton LLP and KPMG LLP in connection with statutory audits and regulatory filings or engagements as well as certain out-of-pocket expenses incurred by Grant Thornton LLP and KPMG LLP in connection with services provided to iPass.
Tax Fees. Consists of fees for professional services rendered for tax compliance, tax audit assistance and tax planning.
Audit-Related Fees. Consists of fees for professional services rendered by KPMG LLP related to providing their consent for inclusion of their audit opinion for fiscal year ended December 31, 2014 in Form 10-K for the years ending December 31, 2015 and December 31, 2016.
All of these services were approved by the Audit Committee prior to the services being rendered to iPass.
PRE-APPROVAL POLICIES AND PROCEDURES
The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget.

CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Previous Independent Registered Public Accounting Firm
On May 20, 2015, iPass Inc. notified KPMG LLP of its dismissal as iPass's independent registered public accounting firm effective as of that date. The decision to change independent registered public accounting firms was approved by iPass's audit committee of the board of directors.
The audit reports of KPMG LLP on the consolidated financial statements of iPass as of and for the years ended December 31, 2014 and 2013 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.
During the two fiscal years ended December 31, 2014 and 2013, and the subsequent interim period through May 20, 2015, the date of KPMG LLP's dismissal, there were no: (1) disagreements with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG LLP, would have caused KPMG LLP to make reference in connection with their opinion to the subject matter of the disagreement, or (2) reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).
KPMG LLP’s letter to the SEC stating its agreement with the statements in these paragraphs was filed as Exhibit 16.1 to our Current Report on Form 8-K filed with the SEC on May 26, 2015.
New Independent Registered Public Accounting Firm
On May 22, 2015, iPass engaged Grant Thornton LLP as its new independent registered public accounting firm, effective immediately. The decision to engage Grant Thornton LLP as iPass's independent registered public accounting firm was approved by iPass's Audit Committee. During the years ended December 31, 2014 and 2013, and through May 22, 2015, the date of Grant Thornton LLP's engagement, iPass did not consult with Grant Thornton LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2

PROPOSAL 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION
At the 2011 Annual Meeting of Stockholders, we solicited the advice of our stockholders as to how often our stockholders would like to cast an advisory vote on executive compensation, and our stockholders indicated their preference that we solicit a non-binding advisory vote on the compensation of the named executive officers, commonly referred to as a “say-on-pay vote,” every year. Our Board of Directors has adopted a policy that is consistent with that preference. In accordance with that policy, and pursuant to Section 14A of the Securities Exchange Act of 1934, we are asking the stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules. This vote is not intended to address any specific item of compensation, but rather the overall compensation of iPass’ named executive officers and the philosophy, policies and practices described in this proxy statement.
The compensation of iPass’ named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, we believe that our compensation policies and decisions are focused on pay-for-performance principles, strongly aligned with our stockholders’ interests and consistent with current market practices. Compensation of iPass’ named executive officers is designed to enable iPass to attract and retain talented and experienced executives to lead iPass successfully in a competitive environment.
Our compensation programs are designed to pay for performance. As described under the caption “Compensation Discussion and Analysis” later in this proxy statement, the cash compensation programs for our named executive officers include a significant portion of “at-risk” performance-based pay. For 2016, 56% of our CEO’s target cash compensation and 28%–56% of our other named executive officers’ target cash compensation was performance-based. According to our compensation consultant’s analysis, this mix of “at-risk” performance-based pay is well aligned with the practices of our peer group and industry.
Our compensation programs are designed to incentivize achievement of both short term and long term performance results. We utilize a combination of financial and strategic metrics to evaluate performance under our short-term incentive plan. Results are measured on both a quarterly and annual basis, with above target awards earned for sustained strong performance over multiple quarters. Our long-term incentive program is designed to reward executives for positive returns to stockholders over multiple years. Together, these incentive programs reflect a holistic view of performance in alignment with our business’ strategic and operating plans.
Our compensation programs are designed to be fair and competitive. Our Compensation Committee comprises only independent directors, and executive compensation decisions are made only after careful deliberation, with the decision making process typically spanning multiple Compensation Committee meetings. The Compensation Committee considers a range of factors when applying its judgment to compensation matters and retains an independent compensation consultant to advise it on competitive market trends and governance best practices.
Accordingly, the Board of Directors is asking the stockholders to indicate their support for the compensation of iPass’ named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:
“RESOLVED, that the compensation paid to iPass’ named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in this proxy statement, is hereby APPROVED.”
Because the vote is advisory, it is not binding on the Board of Directors or iPass. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board of Directors and, accordingly, the Board of Directors and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.
Advisory approval of this proposal requires the vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3

PROPOSAL 4
ADVISORY VOTE ON THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION
As a result of the Dodd-Frank Act, iPass’ stockholders are entitled each six years to indicate their preference regarding how frequently iPass should solicit a non-binding advisory vote on the compensation of iPass’ named executive officers as disclosed in iPass’ proxy statements. Accordingly, iPass is asking stockholders to indicate whether they would prefer an advisory vote every year, every other year or every three years.
After considering the benefits and consequences of each alternative, the Board of Directors recommends that the advisory vote on the compensation of iPass’ named executive officers be submitted to the stockholders once every year.
The Board of Directors believes that an annual advisory vote on the compensation of iPass’ named executive officers is the best approach for iPass. In formulating its recommendation, the Board of Directors considered that an annual advisory vote on executive compensation will allow stockholders to provide direct input on iPass’ compensation philosophy, policies and practices every year. Additionally, an annual advisory vote on executive compensation is consistent with iPass’ policy of seeking input from, and engaging in discussions with, its stockholders on executive compensation and corporate governance matters.
Accordingly, the Board of Directors is asking stockholders to indicate their preferred voting frequency by voting for one, two or three years.
While the Board of Directors believes that its recommendation is appropriate at this time, the stockholders are not voting to approve or disapprove that recommendation, but are instead asked to indicate their preferences, on an advisory basis, as to whether the non-binding advisory vote on the approval of iPass’ executive officer compensation practices should be held every year, every other year or every three years. The option that receives “For” votes from the holders of a majority of shares present and entitled to vote either in person or represented by proxy will be deemed to be the preferred voting frequency. If no frequency receives “For” votes from the holders of a majority of shares present and entitled to vote either in person or represented by proxy, then no frequency will be deemed to be the preferred voting frequency.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF "ONE YEAR" ON PROPOSAL 4

EXECUTIVE OFFICERS
Set forth below is information regarding our executive officers as of April 24, 2017.

Name	Age	Position
Gary A. Griffiths	67	President, Chief Executive Officer and Director
Darin R. Vickery	52	Vice President, Chief Financial Officer and Secretary
Patricia R. Hume	60	Chief Commercial Officer
Gary A. Griffiths. See Mr. Griffiths’ biography under Proposal 1 - Election of Directors, above.

Darin R. Vickery has served as our Vice President, Chief Financial Officer and Secretary since June 1, 2015. Mr. Vickery served as our Vice President and Corporate Controller since August 2012. From August 2010 to August 2012, Mr. Vickery was our Director of Accounting Operations. From September 2009 to August 2010, Mr. Vickery was an accounting and auditing consultant to iPass. From 2000 to September 2009, Mr. Vickery was an independent consultant providing accounting, auditing, and financial consulting services to a number of public companies in Silicon Valley, including providing outsourced internal audit oversight, internal control design and implementation, interim accounting operations management, and SEC reporting support. From 1989 to 1999, Mr. Vickery was with PricewaterhouseCoopers LLC in its auditing and consulting practice areas. Mr. Vickery is a certified public accountant (current status inactive) and holds a B.A. in economics from the University of Colorado and an M.B.A. in finance from the University of Texas.
Patricia R. Hume has served as our Chief Commercial Officer since February 2015.   From May 2013 to February 2015, Ms. Hume served as the President of Trapit, Inc., a company focused on Internet information discovery, where she was responsible for sales, marketing, business development, and customer success worldwide.  From November 2012 to April 2013, Ms. Hume was the Chief Revenue Officer at Visier Corporation, where she was responsible for global sales and business development.   Prior to Visier, Ms. Hume was the Worldwide Vice President of Sales at Convio from August 2011 until Convio’s acquisition by Blackbaud in October 2012 where she was responsible for Go-To-Market (GTM) planning, global sales, business development and channels.   From December 2007 to July 2011, Ms. Hume was the Senior Vice President of Global Indirect Channels at SAP AG where she was responsible for GTM planning and the global revenue derived from SAP's channel partners.   Prior to SAP AG, Ms. Hume worked in senior management positions at a number of high-tech companies including Avaya, IBM and Lotus.   Ms. Hume received a Bachelor of Science degree in economics from the University of Scranton.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of our common stock as of April 4, 2017, except as otherwise specified in the footnotes to the table, by: (a) each director and nominee for director; (b) each of the executive officers named in the Summary Compensation Table presented later in this proxy statement; (c) all current executive officers and directors of iPass as a group; and (d) all those known by us to be beneficial owners of more than five percent of our common stock. Unless otherwise provided, the stockholder referenced has sole voting and investment power with respect to the outstanding shares listed. All percentages in this table are based on a total of 66,384,605** shares of common stock outstanding on April 4, 2017.

Name and Address of Beneficial Owner	Shares Issuable Pursuant to Options Exercisable Within 60 Days of April 4, 2017	Beneficially Owned (Including the Number of Shares Shown in the Column to the left)
		Shares	Percent
Gary Griffiths (1)	1,454,562	2,249,562**	3.4%
Patricia Hume	414,583	536,023**	*
Darin Vickery	348,749	403,749	*
Michael Tedesco	56,666	171,666	*
Michael Chang	52,500	157,500	*
David Panos	50,833	120,833	*
Damien Park	49,950	104,950	*
Justin Spencer	—	20,000	*
C. Silk & Sons, Inc. (2)	—	6,002,770	9.0%
Entities affiliated with Leviticus Partners, L.P. (3)	—	6,000,000	9.0%
Entities affiliated with Millennium Technology Value Partners, L.P. (4)	—	5,550,005	8.4%
All current directors and executive officers as a group (8 persons)	2,427,843	3,764,283	5.7%

*Less than one percent (1%).
** Includes 600,000 unvested performance share awards (500,000 for Gary Griffiths and 100,000 for Patricia Hume) which do not carry any voting rights at the time of this filing.

(1)
Includes 5,000 shares held in the Belle Griffiths Inherited IRA, 5,000 shares held in the Belle Griffiths IRA, 5,000 shares held in the Gary Griffiths SEP IRA, 5,000 shares held in the Gary Griffiths IRA, 15,000 shares held in the Griffiths Family Trust and 34,000 shares held in a custodial account for Gary and Ryan Griffiths.

(2)
Based on a Schedule 13G/A filed with the SEC on February 3, 2017, reporting beneficial ownership as of December 31, 2016. The address of C. Silk & Sons, Inc. is 24 Hearthstone Drive, Medfield, MA 02052.

(3)
Based on a Schedule 13G/A filed with the SEC on February 13 2017, reporting beneficial ownership as of February 8, 2017. AMH Equity LLC has sole voting and dispositive power over 5,464,669 of these shares. Leviticus Partners, L.P. has sole voting and dispositive power over 535,331 of these shares. The address for each of these entities is 370 Lexington Avenue, Suite 201, New York, NY 10017.

(4)
Based on a Schedule 13G/A filed with the SEC on February 6, 2017, reporting beneficial ownership as of February 6, 2017. Millennium Technology Value Partners, L.P. has sole voting and dispositive power over 2,710,713 of these shares. Millennium Technology Value Partners (RCM), L.P. has sole voting and dispositive power over 2,742,145 of these shares. Each of Millennium Technology Value Partners Management, L.P. and Millennium TVP (GP), LLC has sole voting and dispositive power over 5,452,858 of these shares.  Samuel L. Schwerin has sole voting and dispositive power over all of these shares.  Each of these entities specifically disclaims beneficial ownership of the securities he or it does not directly own. The address for each of these entities 32 Avenue of the Americas, 17th Floor, New York, NY 10013.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires iPass’ directors and executive officers, and persons who own more than ten percent of a registered class of iPass’ equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of iPass. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish iPass with copies of all Section 16(a) forms they file.
To iPass’ knowledge, based solely on a review of the copies of such reports furnished to iPass, during the fiscal year ended December 31, 2016, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with, except that Brent Morrison, a director until June 2016, filed a Form 4 on which two trades were reported one day late.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
Information with respect to securities authorized for issuance under equity compensation plans as of December 31, 2016, at the end of our most recently completed fiscal year, is aggregated as follows:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)(1)
Equity compensation plans approved by stockholders	8,680,285	1.18	18,625,622
Equity compensation plans not approved by stockholders	—	—	—
Total	8,680,285	1.18	18,625,622
(1)    Consists of (i) 14,070,407 shares available for future issuance under the 2003 Equity Incentive Plan and 2003 Non-Employee Director's Stock Option Plan, and (ii) 4,555,215 shares available for future issuance under the Employee Stock Purchase Plan.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

COMPENSATION DISCUSSION AND ANALYSIS

Business Overview and Strategy

We are a leading provider of global mobile connectivity, offering simple, secure, always-on Wi-Fi access on any mobile device. Built on a software-as-a-service (SaaS) platform, the iPass cloud-based service keeps its customers connected by providing unlimited Wi-Fi connectivity on unlimited devices. iPass is the world’s largest Wi-Fi network, with more than 60 million hotspots in more than 120 countries, at airports, hotels, train stations, convention centers, outdoor venues, inflight, and more. Using patented technology, the iPass SmartConnectTM platform takes the guesswork out of Wi-Fi, automatically connecting customers to the best hotspot for their needs. Customers simply download the iPass app to experience UNLIMITED, EVERYWHERE and INVISIBLE Wi-Fi.
Our compensation structure is designed to support our business strategy by providing incentives to executives to successfully execute the business strategy and operate the business in a financially efficient manner, while retaining and motivating our executive talent.

Executive Compensation Guiding Principles
We compete for executive talent primarily in the Silicon Valley which is among the most volatile and fast-moving labor markets in the world. In order to attract, motivate, and retain key executive officers with the ability to drive our success, the Compensation Committee (the “Committee”) has established our compensation program to be competitive with that of other companies with which we compete for talent, and provide our executives incentives to drive stockholder value over the long-term. As a result, the Committee has established the following principles to guide the design and operation of our executive compensation program:

•	Compensation programs must enable us to attract and retain talent from the internet, software, and services industry and technology industries in general;

•	Incentive awards will be based on financial results and strategic goals that support our long-term business objectives;

•	Incentive programs must motivate desired behaviors and reward executive officers based on results, not effort; and

•	The compensation strategy should be straightforward and easy to understand to facilitate clear communication of expectations to executive officers and stockholders.
The Committee reviews these principles periodically to ensure continued alignment with our business strategy. In addition, the Committee considers relevant business and external factors in determining how to implement these principles from year-to-year.
Summary of Executive Compensation Practices and Policies
We have implemented a number of policies and practices to drive performance, mitigate excessive risk taking and promote alignment of executive and shareholder interests. A summary of these policies and practices is below.
What We Do:

•	Place a significant percentage of compensation at risk;

•	Include double-trigger change in control provisions for stock options and stock awards;

•	Review historical compensation and realizable compensation projections when making executive compensation decisions;

•	Prohibit hedging transactions and short sales, or any other inherently speculative transactions;

•	Utilize an independent compensation consulting firm which provides no other services to the company; and

•	Provide reasonable post-employment/change in control provisions.

What We Don’t Do:

•	No re-pricing of underwater stock options;

•	No inclusion of the value of equity awards in severance calculations;

•	No excise tax gross-up upon a change in control; and

•	No perquisites or supplementary retirement benefits.
Key 2016 Compensation Decisions
In 2016, the Committee made the following key decisions regarding the compensation program for executive officers:

•	Made no changes to executive officer salaries or target bonus amounts set in 2015;

•	Executive Management Bonus Plan metrics set to recognize management team's efforts around annual controllable financial metrics focused on the achievement of Adjusted EBITDA and revenue goals;

•	Grant of an additional 1,000,000 shares to Mr. Griffiths, 700,000 shares to Ms. Hume, and 500,000 shares to Mr. Vickery.

The Role of Stockholder Say-on-Pay Votes
At our 2016 annual meeting of stockholders, we provided our stockholders with the opportunity to cast an advisory vote on our executive compensation. The company’s stockholders approved 2016 compensation of our named executive officers with 79.8% of the shares present and entitled to vote at the meeting voting “for” approval. As our Compensation Committee has evaluated our executive compensation policies and practices since that vote, it has been mindful of the support our stockholders expressed for our executive compensation philosophy and program through this vote. The overall design and structure of our executive compensation program contains a link between compensation and performance which takes into account the challenging nature of our performance metrics. As a result, our Compensation Committee has retained our general approach to executive compensation. Although the stockholder vote is non-binding, the Committee will consider the outcome of future votes when making future compensation decisions for our executive officers.
Market Positioning Philosophy
In general, the Committee targets the 50th percentile, defined as the middle point of relevant peer group and survey market data (the median), for each element of compensation and with respect to total compensation. The Committee has determined this is an appropriate target market position as it has generally allowed us to attract and retain the level of executive talent we believe will improve operational performance and stockholder value. The Committee in certain circumstances establishes compensation above the market median of the peer group based on an executive officer’s experience and proficiency and our desire to attract or retain the executive officer. The positioning of each element of compensation may also vary based on broader considerations, such as the desired pay mix for certain roles, or the impact of compensation decisions on accounting expense or stockholder dilution.

In October 2016, the Committee retained an external compensation consultant, Board Advisory LLC, to benchmark and confirm executive compensation. The Committee selected peer companies primarily based on industry similarity and company size, which is measured by revenue and enterprise value. The Committee examines relevant market-based employment factors, among other things, when making decisions regarding executive compensation design and specific actions. For decisions regarding 2016 compensation, the Committee considered results of an assessment provided by Barney & Barney LLC in December 2012, and confirmed as such, through an additional assessment completed in October 2016, and periodic updates from discussion with the current compensation consultants, Board Advisory LLC. The Committee considered company size as a proxy for executive job complexity. The Committee also used industry criteria to produce a set of peer companies that represent a sampling of executive labor for which we compete. The Committee chose the peer group based on the following criteria: Public companies located in the U.S. in the software and services, communication equipment, IT services and computer peripherals industries with revenue between $50 million and $199 million, market capitalization below $500 million. The peer group used for making 2016 compensation consisted of:

Autobytel Inc.	Brightcove Inc.	Carbonite Inc.	Determine Inc.	Falcon Software Inc.
Marchex Inc.	MeetMe Inc.	Reis Inc.	Sciquest Inc.	TechTarget Inc.
XO Group
The compensation program is designed to provide downside risk and upside potential aligned with performance. Below target cash compensation is earned if performance goals are not achieved. Above target incentive cash compensation may be earned when annual performance objectives are exceeded.

Role of Chief Executive Officer and Management in Compensation
As President and Chief Executive Officer in 2016, Mr. Griffiths provided the Committee with the following:

•	Input and advice on hiring and succession planning considerations;

•	Recommendations on the design, structure and opportunities associated with quarterly incentive and long-term equity incentive compensation;

•	Information on recruiting and hiring trends and key employment statistics; and

•	Other information as requested by the Committee.

The Chief Executive Officer and the Chief Financial Officer typically attend Committee meetings. However, at each in-person meeting the Committee generally holds an executive session without management present. In addition, neither the Chief Executive Officer nor the Chief Financial Officer were present during the deliberations or voting with regard to their own individual compensation packages.
Compensation Consultant
In 2015 and 2016, the Committee retained Board Advisory LLC to advise the Committee with respect to its responsibilities related to the company’s executive compensation programs. Board Advisory LLC reports directly to the Committee Chairman. Because Board Advisory LLC does not perform any other services for iPass and had no existing relationships with Committee members or iPass that would impact its independence, the Committee concluded that the advice it received from Board Advisory LLC was objective.

Compensation and Benefits Elements
The Committee uses four core compensation and benefits elements to provide a competitive overall compensation and benefits package to executive officers that is tied to creating stockholder value and supporting the execution of our business strategies, as follows:

Compensation Elements and Benefits	Description and Key Objectives
Base Salary	Fixed pay intended to directly compensate executives for the time and service they provide in their respective roles

Quarterly Cash Incentives	Variable pay component intended to reward executives for the achievement of our short-term objectives

Long-term Equity Incentives (which has historically included Stock Options, Restricted Stock and Performance Share Awards)	Variable compensation intended to retain, motivate and reward executives for the achievement of our long-term objectives, including the creation of stockholder value

401(k) and other benefits also provided to the broader employee population	Benefit programs that are intended to provide executives with competitive retirement savings and health and welfare protections
The Committee determines the target value of each compensation element primarily based on data collected during the competitive market assessment. In addition to reviewing competitive market values, the Committee considers other factors in managing target compensation levels each year, including the impact of equity grants on dilution, the accounting costs associated with equity award vehicles, the tax implications of various compensation elements for iPass and our executives, and iPass’ cash flow requirements.

The Committee establishes the total compensation package with the intent to provide a competitive level of compensation and benefits to executives, while placing an increasing emphasis on variable pay for performance at more senior levels in the organization, as more senior executives are more likely to be able to impact company performance. The emphasis on long-term compensation versus short-term compensation (and the emphasis on equity rewards versus cash compensation), also increases at more senior levels. The specific purpose and mechanics of each compensation element is described in more detail below.
The Committee also takes into consideration factors specific to the individual executive officer, such as individual performance, past compensation, role in executing our strategic plans and relative positioning to other executives within iPass when taking specific actions relating to compensation. For example, the Committee considers historical compensation outcomes (such as expected gain on unvested equity awards) in determining the level and timing of annual equity awards. The Committee reviews and considers each component for each executive officer before making compensation decisions.

Currently, we do not offer our executive officers any perquisites or supplemental retirement benefits.
Base Salary
We provide salaries to executive officers as compensation for defined job responsibilities and services to iPass. The Committee bases annual salary determinations on competitive assessment, experience and proficiency in the role, the need to retain key talent and individual and company performance.
The Committee reviews executive base salaries annually based on the results of the annual market assessment and target competitive positioning (market median). Other factors taken into consideration in making base pay adjustments include individual performance and changes to role or responsibilities.
In 2016, the Committee determined that no changes to base salary for executives employed the prior year were necessary as salaries remained within a competitive range of market median.
Quarterly Cash Incentives
The Committee pays cash bonuses as an incentive to executive officers to focus on achieving near term operational and financial objectives that are important to the longer-term success of our business. The Committee has determined that quarterly cash incentives are appropriate for the organization given the rapidly changing business environment in which iPass operates. The Committee sets goals at the beginning of the fiscal year and reviews and approves payouts quarterly.

The Committee selected performance metrics and established target goals for each metric in alignment with iPass’ business strategy and to reflect realistic expectations for the business as it continues to grow the Open Mobile business. The intention of the incentive program is to motivate executives and provide a bridge to future value creation. Consequently, the Committee expected that goals would be achieved at or near the target 100% level if iPass performed in accordance with our operating plan. In the event the target goal was met, actual bonus would be paid out at 100% of target bonus. The Committee also establishes lower and upper boundaries for corporate objectives, as described below.

Target Award Amounts: The Committee determines target annual bonus amounts for each executive officer at the beginning of the plan year. The Committee considered bonus opportunities relative to peers, the desired mix between fixed and variable compensation, and the resulting target total cash compensation (annual base salary plus target annual bonus) relative to peers. Target annual bonus amounts for all of the named executive officers employed the prior year remained the same. Target annual bonus amounts for each named executive officer, in dollars and as a percent of base salary, are summarized in the table below:

Executive	2016 Target Bonus (% of Base Salary)	2016 Target Bonus (Dollars)
Gary A. Griffiths	125%	$325,000
Darin R. Vickery	38%	$100,000
Patricia R. Hume	125%	$325,000
Performance Measures and Weightings: The Committee chooses the metrics used to evaluate executive performance to motivate executives to achieve our near-term operational and financial objectives. For 2016, the bonuses were linked to corporate performance results under the 2016 Executive Management Bonus Plan.
The Committee established the metrics to emphasize the achievement of our key operational and financial objectives. The specific weightings and definition of each metric, as well as the rationale the Committee used for selecting each metric, is described below.

2016 Executive Management Bonus Plan Performance Metrics, Weighting and Award Calculation
Metrics and Weightings: The 2016 Executive Management Bonus Plan was approved by the Committee in April 2016, allowing the allocation of the following weighting to the two metrics below:

Metric	Weighting	Definition	Rationale
Total Revenue	50%	The total amount of revenue for the period consistent with how iPass calculates and reports this revenue metric in its public filings	Measures ability to monetize enterprise and consumer customers of the iPass service.

Adjusted EBITDA*	50%	Adjusted EBITDA, as reported by iPass in the quarterly earnings reports.	Measures operating profitability.
* Does not operate as a measure to determine level of bonus, but rather as a threshold required to be met for any bonus to be paid
The Committee established the relative weightings of the performance metrics based on its subjective assessment of the importance of each metric to achieving our overall business objectives.
Performance Targets and Payout Calculation: The Committee sets quarterly and annual incentive plan goals in alignment with our near-term financial and strategic objectives. The Committee set target performance goals for 2016 at levels that were challenging, but realistic to achieve assuming strong performance relative to the company’s operating plan.
The table below shows the 2016 annual performance targets and lower limit for the Total Revenue Metric, as well as the payout to be earned (as a percent of target bonus) for achieving the corresponding performance level. The Adjusted EBITDA metric would be "all or nothing" with no pro-rata for less than full achievement.

	Target Performance Level		Lower Performance Level
	2016 Full-Year Goal	Payout Earned (% target)	2016 Full-Year Goal	Payout Earned (% target)
Total Revenue	$68.3 Million	50%	$66.2 Million	25%
Adjusted EBITDA	$0.0 Million	50%	N/A	N/A

Quarterly target performance goals were also established for each metric. The actual quarterly bonus payout for each metric was calculated on a straight-line interpolated basis between the Lower and Target Performance Level for the Total Revenue Metric. The maximum quarterly payout for each metric was limited to 100% of target each quarter. Bonus was paid 12.5% on annual target for each quarter achievement for the Total Revenue Metric. Bonus on Adjusted EBITDA was paid during half years if the target was met.

2016 quarterly and annual performance goals for each metric at the Threshold, Target and Upper Performance levels, as well as the actual results are set forth in the table below:

	Threshold(1)	Target(1)	Actual(1)	Payout(2)
Quarter 1
Total Revenue	$14.6	$15.0	$14.7	—%	(3)
Adjusted EBITDA				—%
Total Corporate Payout Q1				—%

Quarter 2
Total Revenue	$16.1	$16.6	$16.5	11.7%
Adjusted EBITDA		$(2.3)	$(2.3)	9.9%	(4)
Total Corporate Payout Q2				—%

Quarter 3
Total Revenue	$17.3	$17.8	$15.9	—%
Adjusted EBITDA				—%
Total Corporate Payout Q3				—%

Quarter 4
Total Revenue	$18.3	$18.8	$16.1	—%
Adjusted EBITDA		$2.3	$(0.6)	—%
Total Corporate Payout Q4				—%

2016 Year End Summary
Total Revenue	$66.2	$68.3	$63.2	—%
Adjusted EBITDA		$—	$(3.2)	—%
Total Corporate Payout Adjustment for Annual Achievement				—%

Total Corporate Payout 2016				21.6%

(1)	Dollar amounts are in millions.

(2)	Quarterly payouts for each metric are capped at 100% of Target.

(3)	While actual Total Revenue exceeded the threshold and was eligible for pro-rata payout, the Executive team made a recommendation to the Compensation Committee to pay 0% bonus for Quarter1 attainment.

(4)	The payout for the Adjusted EBITDA metric was calculated so that the payout would not result in under performance of the targeted EBITDA.

The aggregate bonus amount earned by each executive was 21.6% of their respective annual target. The dollar amounts of the actual awards paid in accordance with the performance under the 2016 Executive Management Bonus Plan are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table following this Compensation Discussion and Analysis. The Committee believes that awards achieved by executives were reasonable in light of overall corporate results.
Long-Term Equity Incentives (“LTEI”)
To ensure a strong link to the long-term interests of stockholders, the Committee places significant emphasis on long-term equity incentives. The Committee generally targets delivering LTEI with a fair market value (or greater) on the date of grant aligned with the 50th percentile of the market, with the understanding that above target value will be realized only if stockholder value is created. In 2016, the Committee relied primarily on an assessment of equity grants as a percent of shares of common stock outstanding, as well as the potential realizable value of LTEI under various stock price scenarios to set LTEI levels for executive officers. The Committee also considered the grant history and expected future contributions of individual executives, as well as the aggregate impact of LTEI awards on stockholder dilution. The Committee believes that the 2016 LTEI awards provide meaningful retention value and competitive opportunities for executives to share in the creation of stockholder value.
The Committee generally grants annual equity awards at the first quarterly Committee meeting of the year, unless otherwise specified by our Board of Directors or the Committee. The Committee grants all stock option grants to executives with an exercise price at least equal to the fair market value of the underlying stock on the last market trading day prior to the day of grant. The Committee does not grant equity compensation awards in anticipation of the release of material nonpublic information. Similarly, we do not time the release of material nonpublic information based on equity award grant dates.
In 2016, the Committee did not grant any Performance Stock Awards (PSAs). As of December 31, 2016, 500,000 of Mr. Griffiths' shares and 100,000 of Ms. Hume's shares of PSAs that were granted in 2015 were canceled due to performance conditions not being met.

In 2016, the Committee granted options to purchase an additional 1,000,000 shares to Mr. Griffiths, 700,000 shares to Ms. Hume, and 500,000 shares to Mr. Vickery. Of the options to purchase 1,000,000 shares granted to Mr. Griffiths, 500,000 shares have an exercise price equal to market value at the time of grant, options to purchase 250,000 shares had an exercise price that equaled 115% of market value at time of grant, while options to purchase another 250,000 shares had an exercise price that equaled 130% of market value at time of grant.

LTEI awards delivered were determined based on arm’s length decisions.
Other Benefits
We offer additional benefits designed to be competitive with overall market practices, and to attract and retain the talent we need. All salaried employees are eligible to participate in our Section 401(k) plan, health care coverage, life insurance, disability, paid time off and paid holidays.
Clawback of Compensation Paid to Executives
Effective with the publishing of the relevant Securities and Exchange Commission regulations, the Committee intends to develop and implement a policy regarding the recovery, or “clawback,” of any excess incentive compensation paid to executives based on an accounting restatement due to material noncompliance with any financial reporting requirements.
Employment, Severance, and Change-in-Control Agreements
We provide severance benefits to our executive officers in the event of a termination without cause as a competitive benefit to recruit and retain qualified executives. These severance benefits include a lump sum cash payment based on the executive officer’s annual base salary plus an amount equal to one quarter of the annual target bonus and continued health benefits coverage for a period of time.
We also provide benefits in the event that an executive officer’s employment is involuntarily terminated following a corporate change-in-control. These benefits are triggered only to the extent that a qualifying change-in-control takes place. The purpose of these benefits is to promote management continuity and cooperation during a potential transaction that is being pursued by the Board of Directors to maximize stockholder value (such as a merger with or acquisition by another company), despite the fact that such a transaction may jeopardize the future employment of our executives. These change-in-control benefits include a lump sum cash payment based on the executive officer’s annual salary and annual bonus target, continued health benefits coverage for a period of time, and accelerated vesting of equity awards.
In determining the value, terms and structure of severance and change-in-control benefits, the Committee considered market practice, the value of such benefits to the executives and the aggregate potential cost of such a program assuming actual termination. Additionally, in determining the level of severance benefits the Committee considered our past experience and precedent for providing severance in the event of a company-initiated termination.
In connection with his hire, Gary Griffiths was guaranteed certain severance benefits if the Board of Directors terminates him without cause or he resigns for good reason, including: (a) a cash severance payment equal to 12 months of base salary; (b) a lump sum severance bonus payment equal to (i) the pro rata portion of the annual bonus for the year served to the Termination Date, less any amounts already paid for that year, such pro rata portion to be paid will be calculated by using the average percentage of the target bonus with respect to quarterly bonus payments in that year; plus (ii) target bonus for that year multiplied by the percentage equal to the actual bonus paid over the prior four quarters divided by target bonus for the prior four quarters; (c) payment of COBRA premiums for up to 18 months; (d) accelerated vesting of the time-based component of any equity awards for 12 months and extended exercisability of option grants for up to 9 months. In addition, upon the close of a corporate transaction, vesting conditions of outstanding equity grants, whether determined by the passage of time or in reference to performance targets, would be deemed satisfied. Mr. Griffiths would also receive a reimbursement for amounts reasonably incurred for personal accounting and tax services in connection with a Corporate Transaction (even if such services are provided prior to the close of a Corporate Transaction), up to a maximum of $15,000.
The full benefits and related terms and conditions are comprehensively explained in the “Supplementary Compensation Policies and Potential Payments Upon Termination or Change-in-Control” sections of this document.

COMPENSATION OF EXECUTIVE OFFICERS
The following table shows for the fiscal years ended December 31, 2016, 2015, and 2014, compensation awarded or paid to, or earned by, our Chief Executive Officer, our Chief Commercial Officer, and our Chief Financial Officer, which we collectively refer to as our "named executive officers."
Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Gary Griffiths	2016	$260,000	$—		$586,575	$70,200	$4,711	$921,486
President and Chief Executive Officer	2015	$221,667	$900,000	(2)	$746,025	$32,500	$11,527	$1,911,719

Patricia Hume	2016	$260,000	$—		$431,410	$70,200	$3,980	$765,590
Chief Commercial Officer	2015	$221,667	$180,000	(2)	$170,520	$32,500	$1,406	$606,093

Darin Vickery	2016	$260,000	$—		$308,150	$21,600	$1,325	$591,075
Chief Financial Officer	2015	$243,333	$—		$114,368	$10,000	$892	$368,593
	2014	$205,000	$34,200	(3)	$27,844	$57,411	$450	$324,905

(1)
The dollar amounts in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in note 10 to our audited financial statements for the fiscal year ended December 31, 2016, included in our Annual Report on Form 10-K.

(2)
The shares subject to restricted stock awards will be earned if the total OM revenues for the trailing four (4) quarters exceeds $75,000,000 and $100,000,000 by the end of the second quarter of 2016, and by the end of the fourth quarter of 2017, respectively. If performance is met, the shares will vest in series of semi-annual equal installments over the three-year period, so long as the employee remains in continuous service with iPass on each applicable vesting date. The restricted stock awards were not earned for the trailing four (4) quarters by the end of the second quarter of 2016 and half of the granted shares were canceled in 2016. The fair value at the grant date is based upon the probable outcome of the satisfaction of the performance conditions.

(3)
The shares subject to restricted stock awards vest in full on December 31, 2017, with respect to any awards not then vested, provided that Mr. Vickery remains in continuous service with iPass on the applicable accelerated vesting date. The vesting of the awards shall be subject to accelerated vesting based on targeted quarterly revenue of Open Mobile as follows: 25% of the shares shall vest two business days after iPass has released to the public that iPass has achieved $22 million or more of Open Mobile ("OM") revenue in a calendar quarter, 25% of the shares shall vest two business days after iPass has released to the public that iPass has achieved $25 million or more of OM revenue in a calendar quarter, 25% of the shares shall vest two business days after iPass has released to the public that iPass has achieved $28 million or more of OM revenue in a calendar quarter, and 25% of the shares shall vest two business days after iPass has released to the public that iPass has achieved $31 million or more of OM revenue in a calendar quarter, so long as the applicable recipient remains in continuous service with iPass on the applicable accelerated vesting date.

GRANTS OF PLAN-BASED AWARDS
The following table sets forth information concerning plan-based grants to our named executive officers during fiscal 2016. Stock awards were granted under our 2003 Equity Incentive Plan, and provide for vesting of the underlying common stock set forth below.
Grants of Plan Based Awards in Fiscal 2016

Name	Grant Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options(#)(4)	Exercise or Base Price of Option Awards ($/sh) (6)	Grant Date Fair Value of Stock and Option Awards ($)(5)
		Threshold ($)(2)	Target ($)(3)	Maximum ($)
Gary Griffiths	4/26/2016	$40,625	$325,000	$325,000
	4/26/2016				500,000	$1.18	$308,150
	4/26/2016				250,000	$1.36	$143,750
	4/26/2016				250,000	$1.53	$134,675
Patricia Hume	4/26/2016	$40,625	$325,000	$325,000
	4/26/2016				700,000	$1.18	$431,410
Darin Vickery	4/26/2016	$12,500	$100,000	$100,000
	4/26/2016				500,000	$1.18	$308,150

(1)	Grant date of equity awards and non-equity incentive plan awards.

(2)
A floor boundary was established. In the event only the floor boundary is met, the target bonus was to be paid out at 25% for total revenue and none in the case of the adjusted EBITDA. A detailed description of the bonus plan can be found in the “Compensation Discussion and Analysis” section above.

(3)
This column sets forth the aggregate annual target amount of each named executive officer’s quarterly cash bonus award for the year ended December 31, 2016. The actual cash bonus award earned for the year ended December 31, 2016, for each named executive officer is set forth in the 2016 Summary Compensation Table above. As such, the amounts set forth in this column do not represent additional compensation earned by the named executive officers for the year ended December 31, 2016. The named executive officers’ cash bonus award is based on two corporate performance metrics, comprising total revenue and adjusted EBITDA.

(4)	Represent stock options for shares granted in April 2016.

(5)	Represents the grant date fair value of such award determined in accordance with FASB ASC Topic 718.

(6)	Gary Griffiths shares for the both of the 250,000 shares that were granted on 4/26/16 were 115% and 130% of normal strike price at time of grant.

See “Compensation Discussion and Analysis” above for a discussion of our compensation philosophies and practices relating to our named executive officers.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table shows for the fiscal year ended December 31, 2016, certain information regarding outstanding equity awards at fiscal year-end for the named executive officers.

Outstanding Equity Awards at December 31, 2016

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Gary Griffiths	—	947,917	(3)	$0.90	2/23/2025	500,000	(4)	825,000
		500,000	(3)	1.18	4/26/2026
		250,000	(3)	1.36	4/26/2026
		250,000	(3)	1.53	4/26/2026
	802,083	—	(2)	0.90	2/23/2025
	15,000	—	(2)	1.48	6/7/2021
	15,000	—	(2)	1.48	6/7/2021
	15,000	—	(2)	2.48	6/5/2022
	15,000	—	(2)	2.48	6/5/2022
	15,000	—	(2)	1.69	6/4/2023
	15,000	—	(2)	1.69	6/4/2023
	15,000	—	(2)	1.25	6/3/2024
	15,000	—	(2)	1.25	6/3/2024
	12	—	(2)	1.17	6/24/2019
	120	—	(2)	1.17	6/8/2020
	120	—	(2)	1.17	6/8/2020
	15,000	—	(2)	1.02	6/8/2020
	15,000	—	(2)	1.02	6/8/2020
	30,000	—	(2)	1.17	6/24/2019
	15,000	—	(2)	1.17	6/24/2019
	1,918	—	(2)	1.17	6/24/2019
	959	—	(2)	1.17	6/24/2019
	384	—	(2)	0.90	6/24/2016
	769	—	(2)	0.90	6/24/2019
	49	—	(2)	0.90	6/24/2019
	24	—	(2)	0.90	6/24/2019
Patricia Hume	—	216,667	(3)	$0.90	2/23/2025	100,000	(5)	165,000
	—	700,000	(3)	$1.18	4/26/2026
	183,333	—	(2)	$0.90	2/23/2025
Darin R. Vickery	—	140,625	(3)	$1.06	6/1/2025	55,000	(6)	90,750
		13,334	(3)	1.62	4/29/2024
		500,000	(3)	1.18	4/26/2026
	84,375		(2)	1.06	6/1/2025
	10,000	—	(2)	1.52	5/31/2021
	40,000	—	(2)	2.32	7/30/2022
	26,666	—	(2)	1.62	4/29/2024
	20,000	—	(2)	1.13	6/8/2020

(1)	Amount reflects the number of shares multiplied by the closing price of the company’s common stock on December 31, 2016 of $1.65.

(2)	The shares subject to the option are fully vested and exercisable as of December 31, 2016.

(3)	The shares subject to the option vest in the following manner: 25% of the shares vest one year after grant date, and the remaining 75% of the shares vest monthly over the following 36 months

(4)
Mr. Griffiths was granted performance stock awards of 1,000,000 in 2015. Of the performance stock awards that were granted, 500,000 shares would be earned if the total OM Revenues for the trailing four (4) quarters exceeds $75,000,000 by the end of the second quarter of 2016. If the performance condition was met, then the shares would vest with respect to 25% of the shares on August 15, 2016, and thereafter in a series of semi-annual (every 6 months) equal installments over the three-year period beginning September 15, 2016. In 2016, those shares were canceled due to performance conditions not being met. The remaining 500,000 shares will be earned if the total OM Revenues for the trailing four (4) quarters exceeds $100,000,000 by the end of the fourth quarter of 2017. If this performance condition is met, then the shares will vest with respect to 25% of the shares on February 15, 2018, and thereafter in a series of semi-annual (every 6 months) equal installments over the three-year period beginning March 15, 2018. The conditions will remain as long as he is in continuous service with iPass on each applicable vesting date.

(5)
Ms. Hume was granted performance stock awards of 200,000 in 2015. Of the performance stock awards that were granted, 100,000 shares would be earned if the total OM Revenues for the trailing four (4) quarters exceeds $75,000,000 by the end of the second quarter of 2016. If the performance condition was met, then the shares would vest with respect to 25% of the shares on August 15, 2016, and thereafter in a series of semi-annual (every 6 months) equal installments over the three-year period beginning September 15, 2016. In 2016, those shares were canceled due to performance conditions not being met. The remaining 100,000 shares will be earned if the total OM Revenues for the trailing four (4) quarters exceeds $100,000,000 by the end of the fourth quarter of 2017. If this performance condition is met, then the shares will vest with respect to 25% of the shares on February 15, 2018, and thereafter in a series of semi-annual (every 6 months) equal installments over the three-year period beginning March 15, 2018. The conditions will remain as long as she is in continuous service with iPass on each applicable vesting date.

(6)
The shares subject to restricted stock awards vest in full on December 31, 2017, with respect to any awards not then vested, provided that Mr. Vickery remains in continuous service with iPass on such date. The vesting of 25,000 awards shall be subject to accelerated vesting based on targeted quarterly revenue of Open Mobile as follows: 25% of the shares shall vest two business days after iPass has released to the public that iPass has achieved $19 million or more of Open Mobile ("OM") revenue in a calendar quarter, 25% of the shares shall vest two business days after iPass has released to the public that iPass has achieved $22 million or more of OM revenue in a calendar quarter, 25% of the shares shall vest two business days after iPass has released to the public that iPass has achieved $25 million or more of OM revenue in a calendar quarter, and 25% of the shares shall vest two business days after iPass has released to the public that iPass has achieved $28 million or more of OM revenue in a calendar quarter. The vesting of 30,000 awards shall be subject to accelerated vesting based on targeted quarterly revenue of Open Mobile as follows: 25% of the shares shall vest two business days after iPass has released to the public that iPass has achieved $22 million or more of Open Mobile ("OM") revenue in a calendar quarter, 25% of the shares shall vest two business days after iPass has released to the public that iPass has achieved $25 million or more of OM revenue in a calendar quarter, 25% of the shares shall vest two business days after iPass has released to the public that iPass has achieved $28 million or more of OM revenue in a calendar quarter, and 25% of the shares shall vest two business days after iPass has released to the public that iPass has achieved $31 million or more of OM revenue in a calendar quarter.

OPTION EXERCISES AND STOCK AWARDS VESTED
For the fiscal year ended December 31, 2016, there were no options exercised or stock awards vested by the any of the named executive officers.
SUPPLEMENTARY COMPENSATION POLICIES
Employment, Severance, and Change-in-Control Agreements
Gary Griffiths Employment Agreement
Mr. Griffiths, our President and Chief Executive Officer, accepted employment with us as President and Chief Executive Officer pursuant to the terms of an employment agreement dated February 16, 2015, as amended (the “Griffiths’ Offer Letter Agreement”). The Griffiths’ Offer Letter Agreement provides that Mr. Griffiths is an at will employee, which means we could terminate his employment at any time, with or without cause. Under the Griffiths’ Offer Letter Agreement, Mr. Griffiths received (i) an initial annual salary of $260,000, and (ii) an annual bonus, with an initial target amount of $325,000. Additionally, pursuant to the Griffiths’ Offer Letter Agreement, Mr. Griffiths (i) was granted an option to purchase 1,750,000 shares of company common stock, vesting with respect to 25% of the shares after one year, and thereafter in a series of thirty-six successive equal monthly installments over a three-year period, and (ii) was granted performance shares covering 1,000,000 shares of company common stock pursuant to the company’s 2003 Equity Incentive Plan.
The Griffiths’ Offer Letter Agreement also provided that if the company terminated his employment without “cause” or if Mr. Griffiths resigns for “good reason”, not in connection with a corporate transaction, and provided Mr. Griffiths signs a release of claims and resigns from the Board of Directors and as an officer of the company, then Mr. Griffiths would receive, as severance: (a) cash severance equal to twelve months base salary; (b) an additional lump sum cash severance payment equal to the pro rata portion of the annual bonus for the year served to the termination date, less any amounts already paid for that year, based on percentage of achievement of target bonus in prior periods; (c) COBRA premiums for Mr. Griffiths and his dependents for up to eighteen months, which will terminate earlier if he becomes eligible for group health insurance coverage through another employer; (d) accelerated vesting of the time-based component of any equity awards which are not fully vested as of the termination date in the amount of twelve (12) months of vesting acceleration, plus nine months extended vesting for stock options.
If we terminate Mr. Griffiths's employment with us without cause, or Mr. Griffiths resigns for “good reason”, in each case within 18 months of a corporate transaction, and provided Mr. Griffiths signs a release of claims and resigns from the Board of Directors and as an officer of the company, then Mr. Griffiths will receive, as severance: (a) cash severance equal to twelve months base salary; (b) an additional lump sum cash severance payment equal to the current year’s annual target bonus; (c) COBRA premiums for Mr. Griffiths and his dependents for up to eighteen months, which will terminate earlier if he becomes eligible for group health insurance coverage through another employer; (d) any specified performance target or other vesting condition, whether determined by passage of time or by reference to performance targets or operations of the company or its affiliate, in any equity awards issued shall immediately be deemed satisfied. In addition, Mr. Griffiths will be reimbursed for personal accounting and tax services used in connection with a Corporate transaction up to $15,000.
The following definitions apply in the Griffiths Employment Agreement:
“Cause” means the occurrence of any of the following (and only the following): (i) conviction of any felony involving fraud or act of dishonesty against the company or its affiliates; (ii) conduct which, based upon good faith and reasonable factual investigation and determination of the Board of Directors, demonstrates gross unfitness to serve; or (iii) intentional, material violation of any contractual, statutory or fiduciary duty owed to the company or its affiliates;
“Corporate transaction” means the occurrence of either of the following events: (i) the sale of all or substantially all of the assets of the company; or (ii) a merger of the company with or into another entity in which the stockholders of the company immediately prior to the closing of the transaction own less than a majority of the ownership interest of the company immediately following such closing; provided, however, for purposes of determining whether the stockholders of the company prior to the occurrence of a transaction described above own less than fifty percent (50%) of the voting securities of the relevant entity afterwards, only the lesser of the voting power held by a person either before or after the transaction shall be counted in determining that person’s ownership afterwards.
“Good reason” means any of the following actions or events: (i) the company requires him to relocate to a worksite that is more than sixty (60) miles from its principal executive office; (ii) the company materially reduces his base salary and bonus potential below its then-existing gross rate; or (iii) following a “corporate transaction”, he is not the Chief Executive Officer of the surviving entity (unless he agrees in writing not to be the Chief Executive Officer of the surviving entity), or otherwise have his duties/responsibilities materially reduced as a result of the corporate transaction. A corporate transaction which results in the company being private in which he remains as Chief Executive Officer does not constitute a material reduction in responsibilities.

Executive Officer Employment Agreements
Each of our other named executive officers has a signed offer letter with us. These offer letters provide that the executive officer is an at-will employee. These offer letters provide for salary, an annual bonus paid quarterly based upon the successful completion of specified performance objectives and equity, as well as other customary benefits and terms. Information regarding the compensation earned by our named executive officers is set forth in “Compensation of Executive Officers—Summary Compensation Table.” These offer letters also provide that each of our named executive officers will be a participant in the iPass Inc. Executive Corporate Transaction and Severance Benefit Plan as described below.
Executive Corporate Transaction and Severance Benefit Plan
On August 9, 2007, our Board of Directors adopted the iPass Inc. Executive Corporate Transaction and Severance Benefit Plan (the “Plan”) and amended the Plan on June 29, 2011. Each of our current executive officers, other than Mr. Griffiths, is designated as a participant in the Plan. Pursuant to the terms of the Plan, each executive officer will be entitled to receive severance benefits in the event that the termination of the executive officer’s employment with iPass is an “Involuntarily Termination Without Cause,” or the executive officer resigns as a result of a “Constructive Termination.” If one of these events occur, iPass shall make a lump sum cash severance payment to the executive officer in an amount equal to six (6) months of the executive officer’s monthly base salary, as in effect on the date of the employment termination, or twelve (12) months of the executive officer’s monthly base salary if the employment termination is within eighteen (18) months of an acquisition of iPass or all or substantially all of its assets (a “Corporate Transaction Termination”).
In addition, if the executive officer is entitled to the cash severance described above and provided that the executive officer received an overall performance rating equivalent to or greater than “meets expectations” in the most recent performance evaluation cycle preceding termination of the executive officer’s employment, iPass will make an additional cash severance payment to the executive officer as follows: (i) in the case of a termination that is not a Corporate Transaction Termination, in an amount equal to one quarter of the executive officer’s target bonus amount under iPass’ annual bonus plan, and (ii) in the case of a Corporate Transaction Termination, in an amount equal to the executive officer’s annual target bonus amount under iPass’ annual bonus plan.
Further, if the executive officer is entitled to the cash severance described above, the executive officer will also be entitled to COBRA coverage paid by iPass for a period of twenty four (24) months in the case of a Corporate Transaction Termination, or for a period of twelve (12) months otherwise.
In the event of a Change in Control, (i) the vesting and exercisability of 50% of all outstanding options to purchase iPass’ common stock and all restricted stock issued pursuant to any iPass equity incentive plan that are held by the executive officer on such date shall be accelerated, and (ii) 50% of all reacquisition or repurchase rights held by iPass with respect to common stock issued or issuable (or with respect to similar rights or other rights with respect to stock of iPass issued or issuable pursuant to any equity incentive plan of iPass) pursuant to any other stock award granted to the executive officer shall lapse.
Upon a Corporate Transaction Termination, (i) the vesting and exercisability of 100% of the outstanding options to purchase iPass common stock and all restricted stock issued pursuant to any iPass equity incentive plan of the company that are held by the Participant on such date shall be accelerated, and (ii) 100% of the reacquisition or repurchase rights held by iPass with respect to common stock issued or issuable (or with respect to similar rights or other rights with respect to stock of iPass issued or issuable pursuant to any equity incentive plan of iPass) pursuant to any other stock award granted to the executive officer shall lapse.
The executive officers will only be entitled to the benefits described above if they execute a release of claims against iPass. Further, certain of the benefits described above may be reduced in the event that the benefits would have an adverse tax effect on the executive officer.
For the purposes of the Plan:

•	“Involuntary Termination Without Cause” means a termination by iPass of a participant’s employment relationship with iPass or an affiliate of iPass for any reason other than for “Cause”;

•
“Change of Control” means the occurrence of any of the following events; provided the event also constitutes a “change in the ownership or effective control or a change in the ownership of a substantial portion of the assets” within the meaning of Treas. Reg. Section 1.409A-3( i)(5): (i) any Exchange Act Person (as defined in the Plan) becomes the owner, directly or indirectly, of securities of the company representing more than fifty percent (50%) of the combined voting power of the company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the company by an institutional investor, any affiliate thereof or any other Exchange Act Person that acquires the company’s securities in a transaction or series of related transactions that are primarily a private financing transaction for the company or (B) solely because the level of ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the company, and after such share acquisition, the Subject Person becomes the owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur; (ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the company if, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the company immediately prior thereto do not own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction; (iii) there is consummated a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the company and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the company and its Affiliates to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the company in substantially the same proportion as their ownership of the company immediately prior to such sale, lease, license or other disposition; or (iv) individuals who, on the date the Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; (provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board).

•
“Corporate Transaction” means the occurrence of either of the following events: (i) the sale of all or substantially all of the assets of the company; or (ii) a merger of the company with or into another entity in which the stockholders of the company immediately prior to the closing of the transaction own less than a majority of the ownership interest of the company immediately following such closing; provided, however, for purposes of determining whether the stockholders of the company prior to the occurrence of a transaction described above own less than fifty percent (50%) of the voting securities of the relevant entity afterwards, only the lesser of the voting power held by a person either before or after the transaction shall be counted in determining that person’s ownership afterwards..

•
“Cause” means the occurrence of any of the following (and only the following): (i) conviction of the participant of any felony involving fraud or act of dishonesty against iPass or its affiliates; (ii) conduct by the participant which, based upon good faith and reasonable factual investigation and determination of the Board of Directors, demonstrates gross unfitness to serve; or (iii) intentional, material violation by the participant of any contractual, statutory, or fiduciary duty of the participant to iPass or its affiliates;

•
“Constructive Termination” means a resignation of employment by a participant no later than twelve (12) months after an action or event which constitutes “Good Reason” is undertaken by iPass or occurs; and

•
“Good Reason” means mean either of the following actions or events: (i) iPass requires that the participant relocate to a worksite that is more than sixty (60) miles from its principal executive office; or (ii) iPass materially reduces the participant’s base salary below its then-existing gross rate; provided however that, to qualify as “Good Reason,” the participant must submit to iPass a written notice, within ninety (90) days after the occurrence of either of the actions or events described in (i) and (ii) above, describing the applicable actions or events, and provide iPass with at least thirty (30) days from its receipt of the participant’s written notice in which to cure such actions or events prior to termination of the participant’s employment, and provided further that, the participant’s employment must terminate no later than twelve (12) months after the applicable actions or events described in (i) and (ii) above.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
Summary of Benefits—Named Executive Officers
The following table describes the potential payments and benefits for each of our named executive officers under their employment agreements and the Plan, upon employment termination without cause or resignation as a result of a constructive termination reason and if a general release of all claims against us is signed, as if employment had terminated as of December 31, 2016:

Name	Compensation and Benefits	Termination Without Cause or Constructive Termination; Within 18 Months of Corporate Transaction		Termination Without Cause or Constructive Termination; Not Within 18 Months of Corporate Transaction
Gary Griffiths	Base Salary	$260,000	(1)	$260,000	(2)
	Bonus	$325,000		$325,000
	COBRA Payments	$46,991	(4)	$46,991	(4)
	Accounting and Tax Expense	$15,000	(7)	$—
	Accelerated Vesting	$1,873,188	(8)	$468,645	(8)
	Total	$2,520,179		$1,100,636

Patricia Hume	Base Salary	$260,000	(1)	$130,000	(2)
	Bonus	$325,000	(3)	$81,250	(3)
	COBRA Payments	$40,454	(5)	$20,227	(6)
	Accelerated Vesting	$656,500	(8)	$—
	Total	$1,281,954		$231,477

Darin Vickery	Base Salary	$260,000	(1)	$130,000	(2)
	Bonus	$100,000	(3)	$25,000	(3)
	COBRA Payments	$62,925	(5)	$31,463	(6)
	Accelerated Vesting	$409,119	(8)	$—
	Total	$832,044		$186,463

(1)	Assumes that the executive officer would receive the cash severance of his/her base salary equal to twelve (12) months.

(2)
Assumes Mr. Griffiths would receive the cash severance of his base salary equal to twelve (12) months and Ms. Hume and Mr. Vickery would receive the cash severance of their base salary equal to six (6) months.

(3)
Assumes that the executive officer received an overall performance rating equivalent to or greater than “meets expectations” in the most recent performance evaluation cycle preceding termination of the executive officer’s employment.

(4)	Assumes the executive officer would receive the full COBRA reimbursement at iPass’ expense for eighteen (18) months.

(5)	Assumes that the executive officer would receive the full COBRA reimbursement at iPass’ expense for twenty-four (24) months.

(6)	Assumes that the executive officer would receive the full COBRA reimbursement at iPass’ expense for twelve (12) months.

(7)	Assumes the executive officer would receive the full reimbursement for amounts incurred for personal accounting and tax services in connection with a corporate transaction.

(8)
With respect to stock options, calculated as the difference between the closing sales price per share on December 31, 2016, and the exercise price, multiplied by the number of shares subject to the accelerated vesting. With respect to performance-based restricted stock awards, calculated as the value, based on the closing sales price per share on December 31, 2016, of the number of PSAs subject to the accelerated vesting.

See the table above entitled “Outstanding Equity Awards at December 31, 2016” for total equity awards held by our named executive officers as of December 31, 2016.

COMPENSATION OF DIRECTORS
The following table shows for the fiscal year ended December 31, 2016, certain information with respect to the compensation of all our non-employee directors:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(2)(3)	Total ($)
Michael J. Tedesco	$58,000	$12,100	$18,705	$88,805
Michael M. Chang	$56,000	$12,100	$18,705	$86,805
David E. Panos	$63,000	$12,100	$18,705	$93,805
Damien Park	$62,000	$12,100	$18,705	$92,805
Richard Karp (4)	$17,500	$—	$—	$17,500
Brent Morrison (5)	$21,500	$—	$—	$21,500
Justin Spencer (6)	$31,000	$24,200	$37,410	$92,610

(1)
This column reflects annual director and chairman of the Board of Directors retainer fees, annual committee and committee chairman retainer fees, Board of Directors’ meeting fees, and committee meeting fees.

(2)
The dollar amount in this column represents the aggregate grant date fair value computed in accordance with FASB Accounting Standard Codification (“ASC”) Topic 718 – Stock Compensation for stock awards granted in 2016. Assumptions used in the calculation of these amounts are included in note 10 to our audited financial statements for the fiscal year ended December 31, 2016, included in our Annual Report on Form 10-K.

(3)	At December 31, 2016, the following directors held stock options and unvested shares of restricted stock as follows:

Name	Number of Shares Underlying Options	Number of Shares of Restricted Stock
Mr. Tedesco	90,000	13,333
Mr. Chang	90,000	16,666
Mr. Panos	90,000	16,666
Mr. Park	90,000	16,666
Mr. Morrison (5)	13,800	—
Mr. Spencer (6)	60,000	20,000

(4)	Mr. Karp served on the Board of Directors until June 16, 2016.

(5)	Mr. Morrison served on the Board of Directors until June 16, 2016.

(6)	Mr. Spencer served on the Board of Directors beginning June 16, 2016.

The table below sets forth the options and stock awards that were issued in 2016 to our non-employee directors.

Name	Grant Date	Number of Shares of Stock (#)(1)	Number of Shares Underlying Options (#)(1)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Mr. Tedesco	6/16/2016	5,000			$6,050
	6/16/2016	5,000			$6,050
	6/16/2016		15,000	$1.21	$9,353
	6/16/2016		15,000	$1.21	$9,353
Mr. Chang	6/16/2016	5,000			$6,050
	6/16/2016	5,000			$6,050
	6/16/2016		15,000	$1.21	$9,353
	6/16/2016		15,000	$1.21	$9,353
Mr. Panos	6/16/2016	5,000			$6,050
	6/16/2016	5,000			$6,050
	6/16/2016		15,000	$1.21	$9,353
	6/16/2016		15,000	$1.21	$9,353
Mr. Park	6/16/2016	5,000			$6,050
	6/16/2016	5,000			$6,050
	6/16/2016		15,000	$1.21	$9,353
	6/16/2016		15,000	$1.21	$9,353
Mr. Spencer	6/16/2016	5,000			$6,050
	6/16/2016	5,000			$6,050
	6/16/2016	10,000			$12,100
	6/16/2016		15,000	$1.21	$9,353
	6/16/2016		30,000	$1.21	$18,705
	6/16/2016		15,000	$1.21	$9,353

(1)	Shares vest upon the earlier of one year from the date of grant or the date of the 2017 annual meeting of stockholders.

(2)	These amounts have been calculated in accordance with FASB ASC Topic 718 using the Black-Scholes pricing model for the grants of options.
The members of our Board of Directors who are not employees of iPass are reimbursed for travel, lodging and other reasonable expenses incurred in attending Board of Directors’ or committee meetings. The table below sets forth the cash compensation arrangements for our non-employee directors for services as a non-employee director:

Annual cash retainer	$20,000
Chairman of the Board annual retainer	$20,000
Committee annual retainer	$5,000
Audit committee chairman annual retainer	$10,000
Compensation committee chairman annual retainer	$5,000
Corporate Governance and Nominating committee chairman annual retainer	$5,000
Per meeting board meeting fees	$1,000
Per meeting committee meeting fees	$1,000
Under the terms of the iPass Inc. 2003 Non-Employee Directors Plan, as amended, or the Directors Plan, we grant stock options and restricted stock to our non-employee directors as follows:

•	grants of stock options of 30,000 shares for initial grants, and 15,000 shares for annual grants, and

•	restricted stock awards of 10,000 shares for initial grants and 5,000 shares for annual grants.
Options granted under the Directors Plan vest as follows: (a) with respect to options that are awarded pursuant to initial grants, the 30,000 shares will vest with respect to 10,000 shares on the first anniversary of the date of grant, and thereafter in equal monthly installments over 24 months, and (b) with respect to options that are awarded pursuant to annual grants, the 15,000 shares will vest on the first anniversary of the date of grant or, if earlier, on the date of the next annual meeting following the date of grant. Options granted under the Directors Plan may permit exercise prior to vesting, but in such event the participant may be required to enter into an early exercise stock purchase agreement that allows iPass to repurchase unvested shares if the participant’s service terminates before vesting. All outstanding options under the Directors Plan are early exercisable.
Shares of stock acquired under a restricted stock award are subject to forfeiture in favor of iPass in accordance with the following vesting schedule: (a) with respect to restricted stock awards that are awarded pursuant to initial grants, one third of the 10,000 shares will vest on each of the first, second and third anniversaries of the date of grant, and (b) with respect to restricted stock awards that are awarded pursuant to annual grants, the 5,000 shares will vest on the first anniversary of the date of grant or, if earlier, on the date of the next annual meeting following the date grant.
In addition to the grants listed above (pursuant to the Directors Plan), at each annual meeting, we will make additional annual grants, from our 2003 Equity Incentive Plan, of stock options and restricted stock to our non-employee directors as follows:

•	grant of a stock option of 15,000 shares, and

•	restricted stock award of 5,000 shares.
The options will vest on the first anniversary of the date of grant or, if earlier, on the date of the next annual meeting following the date of grant. Shares of stock acquired under a restricted stock award are subject to forfeiture in favor of iPass in accordance with the following vesting schedule: such shares will vest on the first anniversary of the date of grant or, if earlier, on the date of the next annual meeting following the date grant.

COMPENSATION COMMITTEE REPORT1
The Compensation Committee of the Board of Directors of iPass Inc. has reviewed and discussed with management the information contained in the Compensation Discussion and Analysis section of this Proxy Statement and, based upon the review and discussions, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement (and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2016).
COMPENSATION COMMITTEE:
Michael Chang, Chairman
Damien Park
Justin R. Spencer

1 The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of iPass under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

RISK ASSOCIATED WITH COMPENSATION PLANS
In 2016, the Compensation Committee, in consultation with Board Advisory LLC, determined that the company’s compensation policies and practices for our employees are not reasonably likely to cause employees to take risks that would have a material adverse effect on the company.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
As previously noted, our compensation committee consists of Messrs. Chang, Park, and Spencer. Mr. Karp served as a member of the compensation committee until June 16, 2016.
There are no members of our compensation committee who were officers or employees of iPass during fiscal year 2016, or who were formerly officers of iPass or had any relationship otherwise requiring disclosure hereunder. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our Board of Directors or compensation committee.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There were no transactions in 2016 and there are no currently proposed transactions to which we have been or will be a party, in which the amount involved in the transaction exceeds $120,000, and in which any of our directors, former or current executive officers, any nominee for director, or any of their immediate family members or persons sharing their households, or, to our knowledge holders of more than 5% of our capital stock and their immediate family members or persons sharing their households, had or will have a direct or indirect material interest, except for the following: We employ Ryan Griffiths, son of our CEO, Gary Griffiths. In January 2017, Ryan Griffiths was promoted to the position of Territory Manager I, which carries with it an increase in compensation. His expected compensation for 2017 is $130,000 and an option to purchase up to 5,000 shares of common stock.
Policies and Procedures for Review of Related Person Transactions
Pursuant to the charter of our Audit Committee, unless previously approved by another independent committee of our Board of Directors, our Audit Committee reviews and, if determined appropriate, approves all related person transactions. It is management’s responsibility to bring related person transactions to the attention of the members of the Audit Committee.
Our Code of Conduct and Ethics provides that our employees, which for the purposes of the Code of Conduct and Ethics, includes our officers and directors, should avoid conflicts of interest that occur when their personal interests may interfere in any way with the performance of their duties or the best interests of iPass. Our Code of Conduct and Ethics also addresses specific types of related person transactions and how they should be addressed. All of our employees, including our officers and directors, are expected and required to adhere to the Code of Conduct and Ethics. If an officer or director has any questions regarding whether a potential transaction would be in violation of the Code of Conduct and Ethics, they are required to bring this to the attention of our Compliance Officer or General Counsel. If the potential transaction is a related person transaction, it would be recognized as such and brought to the Audit Committee for pre-approval.
Further, each of our officers and directors is knowledgeable regarding the requirements of obtaining approval of related person transactions and is responsible for identifying any related-person transaction involving such officer or director or his or her affiliates and immediate family members and seeking approval from our Audit Committee before he or she or, with respect to immediate family members, any of their affiliates, may engage in the transaction.
Our Audit Committee will take into account all relevant factors when determining whether to approve or disapprove of any related person transaction. Furthermore, all related party transactions were properly reviewed and pre-approved in accordance with the Audit Committee Charter and applicable Nasdaq Rules.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are iPass Inc. stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to iPass Inc., attention Corporate Secretary, 3800 Bridge Parkway, Redwood Shores, California 94065 or contact Investor Relations at 650-232-4100. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker. In addition, iPass will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents were delivered.

OTHER MATTERS
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/S/ Gary A. Griffiths

Gary A. Griffiths
President and Chief Executive Officer
April 28, 2017
A copy of our Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2016, is available without charge upon written request to: Corporate Secretary, iPass Inc., 3800 Bridge Parkway, Redwood Shores, California 94065. Alternatively, our Form 10-K is also available free of charge on our website at www.ipass.com.

Directions to the Annual Meeting:

From San Francisco, take Hwy 101 South and take exit 412 toward Ralston Avenue.  Turn left on to Ralston Avenue and continue onto Marine Parkway.  Drive 1.5 miles to Shell Parkway.  Turn left at Shell Parkway, continue onto Bridge Parkway, and iPass will be on your left at 3800 Bridge Parkway.

From San Jose, take Hwy 101 North and take exit 412 toward Ralston Avenue/Marine Parkway.  Turn right onto Marine Parkway and drive 1.4 miles to Shell Parkway.  Turn left at Shell Parkway, continue onto Bridge Parkway, and iPass will be on your left at 3800 Bridge Parkway.

IPASS INC.
PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 13, 2017
The undersigned hereby appoints Gary A. Griffiths and Darin R. Vickery, and each of them, as proxies for the undersigned, with full power of substitution and revocation, to vote all of the shares of stock of iPass Inc. that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of iPass Inc. to be held at the corporate headquarters of iPass, located at 3800 Bridge Parkway, Redwood Shores, California 94065, on Tuesday, June 13, 2017, at 9:00 a.m. (local time), and at any and all postponements and adjournments thereof, with all powers that the undersigned would possess if personally present, on the matters specified on the reverse and in accordance with the instructions given on the reverse, with discretionary authority as to any other business that may properly come before the meeting.

VOTE BY TELEPHONE	VOTE BY INTERNET

•     Call Toll-Free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone.
There is NO CHARGE to you for the call.

•     Follow the instructions provided by the recorded message.
• Log on to the Internet and go to: www.investorvote.com/IPAS • Follow the steps outlined on the secured website.
PROXIES SUBMITTED BY INTERNET OR TELEPHONE MUST BE RECEIVED BY 8:59 P.M., PACIFIC DAYLIGHT TIME (11:59 P.M., EASTERN DAYLIGHT TIME) ON JUNE 12, 2017, TO BE COUNTED.
DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR INTERNET.
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The Board of Directors recommends a vote “FOR” the nominees for director listed below, "FOR" Proposals 2 and 3, and "ONE YEAR" for Proposal 4.

PROPOSAL 1:	To elect the directors named below, to hold office until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified.

☐	Mark here to vote FOR all nominees.	☐	Mark here to WITHHOLD vote for all nominees.	☐	For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

Nominees:	Michael J. Tedesco, Michael M. Chang, Gary A. Griffiths, David E. Panos, Damien J. Park, and Justin R. Spencer
To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below:

PROPOSAL 2:
To ratify the selection by the Audit Committee of the Board of Directors of Grant Thornton LLP as the independent registered public accounting firm of iPass for its fiscal year ending December 31, 2017.

☐	FOR	☐	AGAINST	☐	ABSTAIN

PROPOSAL 3:	To approve, on an advisory basis, the compensation of iPass Inc.’s named executive officers, as disclosed in the Proxy Statement.

☐	FOR	☐	AGAINST	☐	ABSTAIN

PROPOSAL 4:	To approve, on an advisory basis, the frequency of advisory votes on executive compensation, as described in the Proxy Statement, disclosed in the Proxy Statement.

☐	ONE YEAR	☐	TWO YEARS	☐	THREE YEARS	☐	ABSTAIN

Dated

SIGNATURE(S)

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Please vote, date and promptly return this proxy card in the enclosed return envelope which is postage prepaid if mailed in the United States.